
                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                QUIKSILVER, INC.,

                                 DC SHOES, INC.

                                       AND

                            SELLERS OF DC SHOES, INC.

                             EFFECTIVE MARCH 8, 2004

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                                TABLE OF CONTENTS

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ARTICLE I - PURCHASE AND SALE OF SHARES..........................................................................     1
         1.1      Purchase and Sale..............................................................................     1
         1.2      Purchase Price.................................................................................     1
         1.3      Adjustments to Cash Payment....................................................................     2
         1.4      Earnout........................................................................................     4
         1.5      Calculation of Earnout Amount..................................................................     5
         1.6      Payment of Earnout Amounts.....................................................................     7
         1.7      Corporate Governance During Earnout Period.....................................................     7
         1.8      Acquisitions or Sale of the Company............................................................    10
         1.9      Closing........................................................................................    10
         1.10     Closing Obligations............................................................................    11

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL SELLERS.............................    11
         2.1      Organization and Good Standing.................................................................    12
         2.2      Authority; No Conflict.........................................................................    12
         2.3      Capitalization.................................................................................    13
         2.4      Financial Statements...........................................................................    13
         2.5      Books and Records..............................................................................    14
         2.6      Title to Properties; Encumbrances..............................................................    14
         2.7      Condition and Sufficiency of Assets............................................................    15
         2.8      Accounts Receivable............................................................................    15
         2.9      Inventory......................................................................................    15
         2.10     No Undisclosed Liabilities.....................................................................    15
         2.11     Taxes..........................................................................................    15
         2.12     No Material Adverse Change.....................................................................    17
         2.13     Employee Benefits..............................................................................    17
         2.14     Compliance with Legal Requirements; Governmental Authorizations................................    17
         2.15     Legal Proceedings; Orders......................................................................    18
         2.16     Absence of Certain Changes and Events..........................................................    18
         2.17     Contracts; No Defaults.........................................................................    19
         2.18     Insurance......................................................................................    21
         2.19     Environmental Matters..........................................................................    22
         2.20     Employees......................................................................................    22
         2.21     Labor Relations; Compliance....................................................................    23
         2.22     Intellectual Property..........................................................................    23
         2.23     Certain Payments...............................................................................    26
         2.24     Relationships With Related Persons.............................................................    26
         2.25     Brokers or Finders.............................................................................    26

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE SELLERS......................................................    27
         3.1      Title to Shares................................................................................    27
         3.2      Authority; No Conflict.........................................................................    27
         3.3      Restricted Securities..........................................................................    27
         3.4      Investment Intent..............................................................................    28
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                                TABLE OF CONTENTS

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         3.5      Accredited Investor Status.....................................................................    28
         3.6      Residence......................................................................................    28
         3.7      Legends........................................................................................    28

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER.............................................................    28
         4.1      Organization and Good Standing.................................................................    28
         4.2      Authority; No Conflict.........................................................................    29
         4.3      SEC Reports....................................................................................    29
         4.4      No Material Adverse Change.....................................................................    30
         4.5      Issuance of Shares.............................................................................    30
         4.6      Investment Intent..............................................................................    30
         4.7      Brokers or Finders.............................................................................    30

ARTICLE V - COVENANTS OF COMPANY AND SELLERS PRIOR TO CLOSING DATE...............................................    30
         5.1      Access and Investigation.......................................................................    30
         5.2      Operation of the Businesses of the Acquired Companies..........................................    31
         5.3      Negative Covenant..............................................................................    31
         5.4      HSR Filing.....................................................................................    31
         5.5      Required Approvals.............................................................................    31
         5.6      Notification...................................................................................    32
         5.7      Payment of Indebtedness by and to Related Persons..............................................    32
         5.8      No Negotiation.................................................................................    32
         5.9      Commercially Reasonable Efforts................................................................    32
         5.10     Sellers' Representatives.......................................................................    32
         5.11     Audited Financial Statements...................................................................    34
         5.12     Employee List..................................................................................    34

ARTICLE VI - COVENANTS OF BUYER PRIOR TO CLOSING DATE............................................................    34
         6.1      Approvals of Governmental Bodies...............................................................    34
         6.2      Notification...................................................................................    34
         6.3      HSR Filing.....................................................................................    34
         6.4      Commercially Reasonable Efforts................................................................    35
         6.5      NYSE...........................................................................................    35
         6.6      Options........................................................................................    35
         6.7      Strategic Discussions..........................................................................    35

ARTICLE VII - ADDITIONAL AGREEMENTS..............................................................................    35
         7.1      Removal of Transfer Restrictions...............................................................    35
         7.2      Preparation of the Buyer Registration Statement................................................    35
         7.3      Certain Tax Matters............................................................................    36
         7.4      Indemnification of Officers and Directors of the Company.......................................    37
         7.5      Payment of Blehm Tax Benefit...................................................................    38

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                                TABLE OF CONTENTS

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ARTICLE VIII - CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE...............................................    38
         8.1      Accuracy of Representations....................................................................    38
         8.2      Company's and Sellers' Performance.............................................................    38
         8.3      Consents.......................................................................................    39
         8.4      Additional Documents...........................................................................    39
         8.5      No Proceedings.................................................................................    39
         8.6      No Claim Regarding Stock Ownership or Sale Proceeds............................................    39
         8.7      No Injunction..................................................................................    39
         8.8      Bank Consent...................................................................................    39
         8.9      HSR Act Waiting Period.........................................................................    39
         8.10     Adjusted Audited EBITDA........................................................................    39

ARTICLE IX - CONDITIONS PRECEDENT TO SELLERS'  OBLIGATION TO CLOSE...............................................    40
         9.1      Accuracy of Representations....................................................................    40
         9.2      Buyer's Performance............................................................................    40
         9.3      Consents.......................................................................................    40
         9.4      No Injunction..................................................................................    40
         9.5      HSR Act Waiting Period.........................................................................    40
         9.6      Buyer's Counsel Legal Opinion..................................................................    40

ARTICLE X - TERMINATION..........................................................................................    40
         10.1     Termination Events.............................................................................    40
         10.2     Effect of Termination..........................................................................    41

ARTICLE XI - INDEMNIFICATION; REMEDIES...........................................................................    41
         11.1     Survival; Right to Indemnification Not Affected by Knowledge...................................    41
         11.2     Indemnification and Payment of Damages by Principal Sellers....................................    42
         11.3     Indemnification and Payment of Damages by Non-Principal Sellers................................    42
         11.4     Indemnification and Payment of Damages by Buyer................................................    43
         11.5     Time Limitations...............................................................................    43
         11.6     Limitations on Amount--Sellers.................................................................    43
         11.7     Limitations on Amount--Buyer...................................................................    44
         11.8     Right of Set-Off...............................................................................    44
         11.9     Exclusive Remedy...............................................................................    44
         11.10    Procedure for Indemnification--Third Party Claims..............................................    44
         11.11    Procedure for Indemnification--Other Claims....................................................    46
         11.12    Interpretation    .............................................................................    46
         11.13    No Environmental Contribution..................................................................    46

ARTICLE XII - GENERAL PROVISIONS.................................................................................    46
         12.1     Expenses.......................................................................................    46
         12.2     Public Announcements...........................................................................    46
         12.3     Confidentiality................................................................................    46
         12.4     Notices........................................................................................    47
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                                TABLE OF CONTENTS

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12.5     Dispute Resolution.............................................................................    48
12.6     Further Assurances.............................................................................    48
12.7     Waiver.........................................................................................    49
12.8     Entire Agreement and Modification..............................................................    49
12.9     Buyer's and Sellers' Schedules.................................................................    49
12.10    Assignments, Successors, and No Third-Party Rights.............................................    49
12.11    Severability...................................................................................    50
12.12    Time of Essence................................................................................    50
12.13    Governing Law..................................................................................    50
12.14    Equitable Remedies.............................................................................    50
12.15    Effect of Amendment or Waiver..................................................................    50
12.16    Opportunity to Consult Counsel.................................................................    50
12.17    Counterparts...................................................................................    50

LIST OF EXHIBITS

Exhibit 1                      Definitions
Exhibit 1.4(a)                 Earnout Amounts
Exhibit 1.4(b)                 Earnout Example #1
Exhibit 1.4(c)                 Earnout Example #2
Exhibit 1.4(d)                 Earnout Example #3
Exhibit 1.4(e)                 Earnout Example #4
Exhibit 1.4(f)                 Determination of Subject Percentage
Exhibit 1.4(g)                 Earnout Example #5
Exhibit 1.10(a)(ii)            Sellers' Release
Exhibit 1.10(a)(iii)           Employment Agreement
Exhibit 1.10(a)(iv)            Noncompetition Agreement
Exhibit 9.4                    Buyer's Counsel Legal Opinion

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is made as of March 8, 2004, by and among Quiksilver, Inc., a Delaware corporation ("Buyer"), DC Shoes, Inc., a California corporation ("Company"), and the shareholders of the Company listed on the signature pages of this Agreement and Damon Way (such shareholders and Damon Way are each referred to individually as a "Seller," and collectively as the "Sellers"). For purposes of this Agreement, the terms set forth in
Exhibit 1 shall have the meanings specified or referred to therein.

                                 R E C I T A L S

         A. Sellers will own all of the issued and outstanding shares of capital stock of the Company as of the Closing Date.

         B. Buyer desires to purchase all of the shares of capital stock of the Company owned by the Sellers (the "Shares"), and the Sellers desire to sell the Shares, on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained herein, the parties hereto agree as follow:

                                   ARTICLE I
                           PURCHASE AND SALE OF SHARES

         1.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing, each of the Sellers will sell and transfer to Buyer, and Buyer will purchase from Sellers, that number of Shares set forth below each Seller's respective signature on the signature page hereto, which in the aggregate shall constitute all of the outstanding shares of capital stock of the Company, in exchange for their pro rata share of the Purchase Price.

         1.2      Purchase Price.

                  (a) Total Purchase Price. The aggregate purchase price payable to the Sellers for the purchase and sale of their Shares (the "Purchase Price") shall be the sum of the following:

                           (i)      $55,636,000 (the "Cash Payment"), as
         adjusted pursuant to Section 1.3; plus

                           (ii)     the Stock Payment; plus

                           (iii) the aggregate Earnout Amounts payable as provided in Sections 1.4 through 1.7.

                  (b) Payment to Sellers at Closing. Subject to Section 1.2(c) below, each Seller will receive the following at Closing:

                           (i) a cash payment which shall equal the product of (x) such Seller's Participating Percentage, times (y) $49,636,000; and

                           (ii) the number of shares of Buyer Stock equal to such (x) Seller's Participating Percentage, times (y) the Stock Payment.

                  (c)      Reallocation of Closing Payments.

                           (i) The Employee Trust (or the beneficiaries thereof if terminated prior to Closing) shall receive a cash payment (the "Additional Trust Cash Amount") in lieu of the Buyer Stock which would otherwise be paid to the Employee Trust under Section 1.2(b)(ii) (the "Trust Stock Amount"). The Additional Trust Cash Amount shall be equal to the product of the Trust Stock Amount, times $17.46.

                           (ii) The Trust Stock Amount shall be paid to Kenneth Block and Damon Way in proportion to their Participating Percentages, and the Additional Trust Cash Amount shall be deducted from the cash payments to be paid to Messrs. Block and Way under
         Section 1.2(b)(i) in proportion to their Participating Percentages.

         1.3      Adjustments to Cash Payment.

                  (a) Adjustment of Cash Payment. The Cash Payment shall also be (i) reduced by the amount by which, if any, the Historical Average Working Capital exceeds the Closing Working Capital, or (ii) increased by the amount by which, if any, the Closing Working Capital exceeds the Historical Average Working Capital.

                  (b) Adjustment Procedure. The determination of the Working Capital of the Company on the Closing Date shall be made as follows:

                           (i) Buyer shall prepare a balance sheet of the Company as of the Closing Date in accordance with Company GAAP (the "Closing Balance Sheet"). Buyer shall then determine the Closing Working Capital based upon the Closing Balance Sheet. Buyer shall deliver the Closing Balance Sheet and its determination of the Closing Working Capital to the Sellers' Representatives within ninety (90) days following the Closing Date.

                           (ii) If within thirty (30) days following delivery of the Closing Balance Sheet and the calculations of the Closing Working Capital the Sellers' Representatives have not given Buyer written notice of their objection as to the calculations of the Closing Working Capital (the "Dispute Notice"), then the Closing Working Capital as calculated by Buyer shall be binding and conclusive on the parties and be used in computing the adjustments to the Cash Payment. Sellers' Representatives may waive this thirty (30) day period by providing written notice to Buyer of their acceptance of the Buyer's calculations of the Closing Working Capital.

                           (iii) If the Sellers' Representatives deliver to Buyer the Dispute Notice (which notice shall state the basis of Sellers' Representatives' objection) within such thirty (30) day period, Buyer and Sellers' Representatives shall use commercially reasonable efforts for a period of ten (10) days after Buyer's receipt of the Dispute Notice (or such longer period as Buyer and Sellers' Representatives shall mutually agree upon) to resolve any disputes raised by Sellers' Representatives with respect to the calculation of the Closing Working Capital, as set forth on the Closing Balance Sheet, and Sellers' Representatives and Buyer shall provide information to the other party (as reasonably requested) related to the items of disagreement set forth in the Dispute Notice. Sellers' Representatives and their agents shall have all reasonable rights of access to the corporate records of the Company for such purposes. If, at the end of such ten (10) day period, the Sellers' Representatives and Buyer fail to resolve the outstanding issues with respect to the Closing Balance Sheet and the calculations of the Closing Working Capital, the Sellers' Representatives and Buyer jointly shall select an independent auditor of recognized national standing (who is not rendering, and during the preceding two (2) year period has not rendered, services to the Company or Buyer or any of their respective affiliates) to resolve any remaining disagreements. If the Sellers' Representatives and Buyer are unable to jointly select such independent auditor within fifteen (15) days after the date of the Dispute Notice, each party shall select an independent auditor of recognized national standing and each such selected independent auditor shall select a third independent auditor of recognized national standing (who is not rendering, and during the preceding two (2) year period has not rendered, services to the Company or Buyer or any of their respective affiliates) (such selected independent auditor whether pursuant to this or the preceding sentence, the "Independent Accountant"). If issues are submitted to the Independent Accountant for resolution, (i) the Sellers' Representatives and Buyer shall furnish or cause to be furnished to the Independent Accountant such work papers and other documents and information relating to the disputed issues as the Independent Accountant may reasonably request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountant any material relating to the disputed issues and to discuss the issues with the Independent Accountant; (ii) the determination by the Independent Accountant, as set forth in a notice to be delivered to both the Sellers' Representatives and Buyer within twenty (20) days of the submission to the Independent Accountant of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculations of the Closing Working Capital; and
         (iii) the Sellers and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountant for such determination.

                  (c) Holdback. $6,000,000 of the Cash Payment (the "Holdback Amount") shall be withheld from the Sellers in proportion to their respective Participating Percentages. To the extent the Cash Payment is reduced pursuant to this Section 1.3 but not by the entire Holdback Amount, the Holdback Amount less the amount of such reduction shall be paid to the Sellers in proportion to their respective Participating Percentages within fifteen (15) days of the final determination of the Closing Working Capital. If the Cash Payment is reduced by more than the Holdback Amount, the amount of any reduction of the Cash Payment in excess of the Holdback Amount shall be set-off against the Earnout Amounts owed to the Sellers in proportion to their Participating Percentages, and Buyer shall retain the entire Holdback Amount. If on the other hand the Cash Payment was increased as a result of such final determination, then the

Buyer shall pay the Sellers in proportion to their Participating Percentages the entire Holdback Amount plus the amount of such increase within fifteen (15) days of such determination.

         1.4 Earnout. The Earnout Amounts payable in the aggregate for all Earnout Periods to the Sellers shall be determined as follows:

                  (a) For each Earnout Period and for each Target Level listed on Exhibit 1.4(a) attached hereto, the Earnout Amounts listed on Exhibit 1.4(a) shall be determined separately. If a Target Level is achieved for an Earnout Period, then the corresponding Earnout Amount for such Target Level shall be due and payable to the Sellers for such Earnout Period pursuant to the terms of this Agreement.

                  (b) Notwithstanding anything to the contrary herein, if a Target Level is not achieved for the 2005 Earnout Period, the Earnout Amount for the 2005 Earnout Period can subsequently be earned by achieving the combined Target Levels for the 2005 Earnout Period and the 2006 Earnout Period. By achieving such combined Target Levels, the Sellers would be entitled to the Earnout Amounts for the 2005 and 2006 Earnout Periods. In addition, if the Target Level is not achieved for the 2006 Earnout Period, the Earnout Amount for the 2006 Earnout Period can subsequently be earned by achieving the combined Target Levels for the 2006 Earnout Period and the 2007 Earnout Period. By achieving such combined Target Levels, the Sellers would be entitled to the Earnout Amounts for the 2006 and 2007 Earnout Periods. See Exhibit 1.4(b) for examples of such calculations.

                  (c) Notwithstanding anything to the contrary herein, if a Target Level is exceeded for the 2004 Earnout Period, 2005 Earnout Period or 2006 Earnout Period, the amount by which the applicable Target Level was exceeded in such Earnout Period can be applied to and aggregated with the Target Level for the Earnout Period immediately following for purposes of determining if such Target Level is achieved for such immediately following Earnout Period. See Exhibit 1.4(c) for examples of such calculations.

                  (d) Notwithstanding anything to the contrary herein, if the Target Level is not achieved for the 2005 Earnout Period, the Earnout Amount for the 2005 Earnout Period can subsequently be earned by achieving the combined Target Levels for the 2005 Earnout Period, 2006 Earnout Period and the 2007 Earnout Period. If such combined Target Levels are achieved, the Earnout Amounts for the 2005 Earnout Period, 2006 Earnout Period and the 2007 Earnout Period would be been attained and would be due and payable. See Exhibit 1.4(d) for examples of such calculations.

                  (e) Notwithstanding anything to the contrary herein, if a Target Level is exceeded for the 2004 Earnout Period, the amount by which the Target Level was exceeded can be applied to and aggregated with the Target Level for the 2006 Earnout Period for purposes of determining if the Target Level for the 2006 Earnout Period is achieved. In addition, if the Target Level is exceeded for the 2005 Earnout Period, the amount by which the Target Level was exceeded can be applied to and aggregated with the Target Level for the 2007 Earnout Period for purposes of determining if the Target Level for the 2007 Earnout Period is achieved. See Exhibit 1.4(e) for examples of such calculations.

                  (f) Notwithstanding anything to the contrary herein, if at least 85% but less than 100% of the amount of any Target Level for any Earnout Period is achieved, then the Subject Percentage (as determined on Exhibit 1.4(f) attached hereto) of the Earnout Amount for such Target Level will be payable with respect to such Earnout Period. In addition, if a Target Level is exceeded in the 2006 Earnout Period, the amount by which such 2006 Target Level is exceeded may be applied to the 2005 Earnout Period for purposes of determining the increase in the Subject Percentage to be paid for the 2005 Earnout Period. Additionally, if a Target Level Amount is exceeded in the 2007 Earnout Period the amount by which the Target Level was exceeded can be applied to the 2005 or the 2006 Earnout Period, so that the Subject Percentage can be calculated to increase the amount of the Earnout Amount payable for such Earnout Period. In addition, if a Target Level Amount is exceeded in the 2004, 2005 or 2006 Earnout Periods, the amount by which the Target Level was exceeded can be applied to the 2005, 2006 or 2007 Earnout Period, respectively, so that the Subject Percentage can be calculated to increase the amount of the Earnout Amount payable for such Earnout Period. In addition, if a Target Level Amount is exceeded in the 2004 or 2005 Earnout Periods, the amount by which the Target Level was exceeded can be applied to the 2006 or 2007 Earnout Period, respectively, so that the Subject Percentage can be calculated to increase the amount of the Earnout Amount payable for such Earnout Period. See Exhibit 1.4(f) for examples of such calculations.

                  (g) Notwithstanding anything to the contrary herein, if a Target Level for the last three consecutive Earnout Periods in the aggregate is exceeded by ten percent (10%) or more, then the Earnout Amount corresponding to each of the three Target Levels will be increased by 10% and, to the extent not previously earned, shall be earned. See Exhibit 1.4(g) for examples of such calculations.

                  (h) Notwithstanding anything to the contrary herein, any amount in excess of a Target Level in an Earnout Period which is applied to such Target Level in another Earnout Period cannot be applied a second time to another Earnout Period.

                  (i) In addition to the foregoing Earnout Payments, Sellers shall be paid an Earnout Amount in the amount of $3,000,000 if the Company's EBITDA for the 2004 Earnout Period is at least seventy percent (70%) of the EBITDA Target Level for the 2004 Earnout Period.

                  (j) Notwithstanding anything to the contrary herein, the total amount paid to the Sellers pursuant to this Agreement pertaining to the Earnout Amounts shall not exceed $57,000,000.

         1.5 Calculation of Earnout Amount. The determination of the Earnout Amounts owed to the Sellers at the end of each Earnout Period shall be made as follows:

                  (a) Buyer shall prepare a consolidated statement of income of the Acquired Companies as of the the last day of each Earnout Period in accordance with Company GAAP (the "Earnout Income Statement"). Buyer shall then determine the Earnout Amount due, if any, based upon the Earnout Income Statement and applicable Target Levels for the Earnout Period detailed therein. Buyer shall deliver the Earnout Income Statement and its determination of the applicable Target Levels and the Earnout Amount due, if any, to the Sellers' Representatives within ninety (90) days following the end of each Earnout Period.

                  (b) If within thirty (30) days following delivery of the Earnout Income Statement and the determinations with respect to whether the applicable Target Level has been met, the Sellers' Representatives have not given Buyer written notice of its objection as to the calculations of the Earnout Income Statement, the applicable Target Levels and the Earnout Amount, if any (the "Earnout Dispute Notice"), then the determination of the Earnout Income Statement, the applicable Target Levels and the Earnout Amount, if any, as calculated by Buyer shall be binding and conclusive on the parties and be used in computing the Earnout Amount due, if any. Sellers' Representatives may waive this thirty (30) day period by providing written notice to Buyer of their acceptance of Buyer's determination of the Earnout Income Statement, applicable Target Levels and the Earnout Amount, if any.

                  (c) If the Sellers' Representatives deliver to Buyer the Earnout Dispute Notice (which notice shall state the basis of Sellers' Representatives objection) within such thirty (30) day period, Buyer and Sellers' Representatives shall use commercially reasonable efforts for a period of ten (10) days after Buyer's receipt of the Earnout Dispute Notice (or such longer period as Buyer and Sellers' Representatives shall mutually agree upon) to resolve any disputes raised by Sellers' Representatives with respect to the calculation of the Earnout Amount and the applicable Target Level, as determined pursuant to the preparation of the Earnout Income Statement, and Sellers' Representatives and Buyer shall provide information to the other party (as reasonably requested) related to the items of disagreement set forth in the Earnout Dispute Notice. Sellers' Representatives and their agents shall have all reasonable rights of access to the corporate records of the Company and Buyer for such purposes. If at the end of such ten (10) day period the Sellers' Representatives and Buyer fail to resolve the issues outstanding with respect to the Earnout Income Statement, the calculations of the Target Levels and the Earnout Amount, the Sellers' Representatives and Buyer jointly shall select an independent auditor of recognized national standing (who is not rendering, and during the preceding two (2) year period has not rendered, services to the Company or Buyer or any of their respective affiliates) to resolve any remaining disagreements. If the Sellers' Representatives and Buyer are unable to jointly select such independent auditor within five (5) days after such fifteen (15) day period, each party shall select an independent auditor of recognized national standing and each such selected independent auditor shall select a third independent auditor of recognized national standing (who is not rendering, and during the preceding two (2) year period has not rendered, services to the Company or Buyer or any of their respective affiliates) (such selected independent auditor whether pursuant to this or the preceding sentence, the "Earnout Accountant").

                  (d) If issues are submitted to the Earnout Accountant for resolution, (i) each of the Sellers' Representatives and Buyer shall submit to the Earnout Accountant their respective calculation of the applicable Target Level (each a "Proposed Amount") within two (2) days after the selection of the Earnout Accountant; (ii) the Sellers' Representatives and Buyer shall furnish or cause to be furnished to the Earnout Accountant such work papers and other documents and information relating to the disputed issues as the Earnout Accountant may reasonably request and are available to that party or its agents and shall be afforded the opportunity to present to the Earnout Accountant any material relating to the disputed issues and to discuss the issues with the Earnout Accountant; (iii) in determining the applicable Target Level, the Earnout Accountant must select either the Proposed Amount of Buyer or the Proposed Amount of Sellers' Representatives; (iv) the selection by the Earnout Accountant of one of the Proposed Amounts, as set forth in a notice to be delivered to both the Sellers' Representatives and Buyer within twenty (20) days of the submission to the Earnout Accountant of the Proposed Amounts, shall be final, binding and conclusive on the parties and shall be used in the calculations of the applicable Earnout Amount for the Earnout Period being disputed; and (v) the party whose Proposed Amount is not selected by the Earnout Accountant shall bear the fees and costs of the Earnout Accountant for such determination.

                  (e) Within fifteen (15) days after determination of an Earnout Amount pursuant to this Section 1.5, Buyer shall pay to each Seller such Seller's Participating Percentage of such Earnout Amount by bank cashiers, certified check or wire transfer (at the discretion of Seller). If only a portion of the Earnout Amount is under dispute, Buyer shall pay to the Sellers in accordance with the prior sentence the amount that is not being disputed. The Sellers' rights to receive the Earnout Amount under this Agreement are non-assignable; provided, however, that the Sellers shall be allowed to transfer the right to a trust that is disregarded for tax purposes.

         1.6 Payment of Earnout Amounts. Within the later of (i) one hundred twenty (120) days from the end of each Earnout Period, or (ii) if applicable, fifteen (15) days of the decision by the designated accountant pursuant to Section 1.5 with respect to such Earnout Period, the Buyer shall pay to each of the Sellers in cash the amount equal to the product of (x) the aggregate Earnout Amount payable for such Earnout Period as determined above, times (y) such Seller's Participating Percentage.

         1.7 Corporate Governance During Earnout Period. Sellers and Buyer agree that, following the Closing and until the earlier of October 31, 2007 or the acceleration of the Earnout, so long as the Company is On Plan as defined in 1.7(f), the Company shall be managed in accordance with the following provisions:

                  (a) Sellers' Representatives shall, subject to (i) the general guidelines set forth in that certain business plan delivered to Buyer on the signing of this Agreement and as it may be revised pursuant to Section 1.7(g) (the "Business Plan"), (ii) Section 1.7(c) below and (iii) the Buyer's then existing policies and procedures consistently applied to all domestic subsidiaries of the Buyer, have authority to control, in reasonable consultation with the Buyer, the matters covered by the Business Plan and the ordinary course operations of the Company including, without limitation, (A) capital expenditures, (B) the incurrence of indebtedness, (C) accepting new customers and terminating existing customers, (D) hiring, promoting or firing design, merchandising, sales, marketing and advertising employees of the Company below the Vice President level, (E) the Company's designs and products, provided that the design aesthetic, brand image and brand positioning of the Company's designs and products remain consistent with that existing as of the Closing Date, (F) selling, marketing or otherwise distributing Company (other than those specified in the Strategy Plan) products to historical customers of the Company and to other prospective customers that sell product occupying a comparable position in the market and (G) hiring new suppliers. Notwithstanding the foregoing, the Sellers' Representatives shall not, without the prior written consent of the Buyer, (x) incur debt financing from third parties (y) enter into any Contract that would impose any obligation or negative covenant (e.g., a most favored nations provision or a restriction on the ability to conduct business) on the Buyer or any of its Subsidiaries (other than the Company).

                  (b) The Buyer or its designee shall, subject to the general guidelines set forth in the Business Plan, have authority to control, in reasonable consultation with the Sellers' Representatives, the following: (i) hiring, firing or promoting finance, production, accounting, distribution, warehouse, operations, legal and information technology employees of the Company below the Vice President level, and (ii) selecting legal counsel and auditors for the Company. Notwithstanding the foregoing, the Buyer shall not take any action that is materially inconsistent with the Business Plan or that is primarily intended to adversely impact the ordinary course operations of the Company. Furthermore, neither the Buyer nor the Company may take any action or enter into any transaction that is primarily intended to adversely affect the Earnout Amounts or Target Levels payable under this Agreement.

                  (c) Notwithstanding any of the foregoing, the following actions shall not be taken without the mutual consent of the Sellers' Representatives, on the one hand, and the Buyer, on the other hand: (i) hiring, firing or promoting employees of the Company at the Vice President or higher level, (ii) negotiating and entering into agreements with distributors, (iii) establishing retail stores, (iv) changing the channels of sales of the Company's products from that existing on the Closing Date (except as otherwise provided in the Business Plan), (v) disposing or acquiring of assets (excluding disposing and acquiring of inventory (including close-outs with past practice) and equipment in the ordinary course), (vi) entering into any contract relating to the business of the Company not in the ordinary course operations of the Company (other than as provided in the Business Plan), (vii) entering into any transaction with any affiliate of the Company or any officer or director of the Company or their affiliates (including family members) other than compensation arrangements in the ordinary course operations of the Company, or (viii) placing a security interest on any assets of the Company.

                  (d) The Sellers' Representatives, and appropriate designees of the Buyer, shall consult regularly (but in any event at least quarterly) with each other regarding the strategic direction of the Company and to mutually agree on the relevant EBITDA and Sales Target Levels to the extent they are not already provided for in the Business Plan.

                  (e)      Provided that the Company is On Plan according to
Section 1.7(f), the Buyer will adequately fund the operations of the Company consistent with the Business Plan.

                  (f) For purposes of this Agreement, the Company will be considered on plan ("On Plan") unless the Company fails to achieve 85% of the EBITDA and the Sales Target Levels during any Earnout Period.

                  (g) Neither the Sellers' Representatives, Company nor the Buyer may modify the Business Plan of the Company previously delivered to the Buyer (the "Original Business Plan") without the consent of the other; provided, however, that if the Company's business is not performing On Plan, the Company and Sellers' Representatives shall submit a revised Business Plan to the Buyer within thirty (30) days of such determination. The revised Business Plan shall be reasonably designed to serve the interests of the business of the Company in light of business and market circumstances prevailing at that time (the "Revised Business Plan Standard"). If the

Revised Business Plan is timely submitted by the Company and Sellers' Representatives and is approved by the Buyer, (x) such Revised Business Plan shall replace the prior Business Plan, (y) Sellers' Representatives shall conduct the ordinary course operations of the Company consistent with such Revised Business Plan and (z) the provisions of Section 1.7(f) shall apply. If such revised Business Plan is not timely submitted by Sellers' Representative or is not approved by the Buyer, the Buyer shall, within thirty (30) days of such non-approval, prepare and submit to Sellers' Representatives its own revised Business Plan that meets the Revised Business Plan Standard (the "Buyer Business Plan"). Sellers' Representatives, on the one hand, and the Buyer, on the other, shall then have ten (10) days to discuss and negotiate in good faith the Buyer Business Plan, after which the Buyer Business Plan (as modified, if applicable) shall become the Business Plan. Thereafter, Sellers and Company shall conduct the ordinary course operations of the Company consistent with such Buyer Business Plan and the provisions of this Section 1.7 shall apply.

                  (h) In the event that the employment of one of the Sellers' Representatives is terminated by the Company for Cause, as a result of death or disability or by a Sellers' Representative for other than Good Reason, (as such terms are defined in their respective Employment Agreements), the remaining Sellers' Representative employed by the Company shall be the sole Sellers' Representative. In the event that the employment of both Sellers' Representatives is terminated by the Company for Cause, as a result of death or disability or by them other than for Good Reason, the management of the ordinary course operations of the Company shall be at the sole discretion of the Buyer or its designees and the Company shall thereafter be operated by the Buyer in a manner determined in its sole discretion. However, it is understood and agreed that in the event that one or both of the Sellers' Representatives ceases to be employed by the Buyer for any reason during the Earnout Period, such termination of employment shall have no effect on the other agreements and covenants related to the Earnout Amounts in this Agreement.

                  (i) Buyer shall maintain, or cause to be maintained, separate financial statements for the Company consistent with the Financial Statements so that the parties hereto can determine whether the applicable Target Level for the Earnout Amounts have been met.

                  (j) The allocation of costs and revenue, for the purpose of calculating the Company EBITDA during the Earnout Period, on cooperative contracts involving the joint sale of products or services of both the Company and the Buyer's or Buyer's Subsidiaries' operations that are not related to the Company will be negotiated in advance in good faith as if the agreements were arm's-length.

                  (k) Notwithstanding anything in this Agreement to the contrary, nothing herein shall restrict the Buyer or its Subsidiaries from competing with the Company and nothing herein shall restrict the Company from competing with the Buyer or its Subsidiaries.

                  (l) No Buyer corporate, management or general administrative overhead will be allocated to the Company. Any services provided by the Buyer to the Company will be at actual cost incurred for such services, if applicable. The services and costs provided by the Buyer to the Company will be agreed to through good faith negotiations as if they were arm's length negotiations.

         1.8      Acquisitions or Sale of the Company.

                  (a) Buyer shall not, and shall not permit any of its Subsidiaries to, merge, consolidate, transfer or sell any of the assets of the Company (except for sales of inventory in the ordinary course of business of the Company and the transfer of any or all of the stock of the Company to a wholly owned subsidiary of the Buyer) to any Subsidiary of Buyer during the Earnout Periods without the prior written consent of the Sellers' Representatives, which consent may not be unreasonably withheld. If Buyer takes any action after the Closing with respect to the Company that has the effect of assigning the assets of the Company to a Subsidiary of Buyer and such assignment directly or indirectly results in the termination or modification of any contracts of the Company, or the incurrence of any fees or charges, that adversely affects the ability of the Company to reach the Target Levels, then the Target Levels shall be adjusted accordingly to account for the adverse economic impact resulting from such assignment of assets. Should such an assignment of assets occur, Sellers' Representatives and Buyer will work together in good faith to agree on the amount of the adjustments to Target Levels to appropriately reflect the amount of the adverse economic impact.

                  (b) This Agreement prohibits the Company from acquiring by purchase, exchange, or otherwise, any other Person, whether or not engaged in a business similar or related to the business of the Company.

                  (c) In the event that substantially all of the assets or stock of the Company are sold, transferred or otherwise disposed of by the Buyer (other than a sale of inventory of the Company in the ordinary course of business) (a "Sale Transaction") prior to October 31, 2007 to any Person other than a wholly-owned Subsidiary of the Buyer, the Buyer shall, on the date of the consummation of such Sale Transaction, deliver written notice of such Sale Transaction to the Sellers' Representatives (such notice, the "Sale Notice"). On the date of such Sale Transaction, the Buyer shall pay to each Seller its Participating Percentage of any Earnout Amounts for any Earnout Period not then completed (the "Accelerated Payment"). Notwithstanding the foregoing, if the Company has not been achieving at least 75% of the Company Sales and EBITDA Target Levels for the Earnout Period immediately prior to the Earnout Period in which the Sale Notice is delivered, the Accelerated Payment shall be zero. (d) On the date of a Sale Transaction, the Buyer shall pay to each of the Sellers in cash, by bank cashiers, certified check or wire transfer (as determined by each Seller) the amount equal to the product of (x) Accelerated Payment, times (y) such Seller's Participating Percentage.

         1.9 Closing. The purchase and sale provided for in this Agreement (the "Closing") will take place, unless this Agreement has been previously terminated pursuant to Section 10.1 hereof, at the offices of Buyer's counsel at 19900 MacArthur Boulevard, Suite 1050, Irvine, California 92612 at 10:00 a.m. (local time) on the third business day after the satisfaction or (to the extent permitted by applicable law and this Agreement) waiver of the conditions set forth in Articles VIII and IX (other than those conditions to be satisfied or waived at the Closing), or at such other time and place as the parties may agree. Subject to the provisions of Article X, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.9 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         1.10     Closing Obligations. At the Closing:

                  (a)      The Company and Sellers will deliver to Buyer:

                           (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

                           (ii) releases in the form of Exhibit 1.10(a)(ii) executed by Sellers (collectively, "Sellers' Releases");

                           (iii) employment agreements in the form of Exhibit 1.10(a)(iii), executed by Damon Way and Kenneth Block, respectively (collectively, "Employment Agreements");

                           (iv)     noncompetition agreements in the form of
         Exhibit 1.10(a)(iv), executed by Damon Way and Kenneth Block (collectively, the "Noncompetition Agreements"); and

                           (v)      certificates required by Section 8.1(a) and
         (b); and

                  (b) Buyer will deliver to the Sellers' Representatives on behalf of the Sellers:

                           (i) a bank cashier's or certified check payable to each Seller (or wire transfer if the Sellers' Representatives deliver on behalf of a Seller wire transfer instructions to the Buyer prior to Closing) in an amount equal to their pro rata share of the Cash Payment;

                           (ii) a stock certificate for each Seller equal to their pro rata share of the Buyer Stock;

                           (iii)    the certificate required by Section 9.1(a);

                           (iv)     the Employment Agreements, executed by
         Buyer; and

                           (v) the Non-Competition Agreements, executed by Buyer.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                    OF THE COMPANY AND THE PRINCIPAL SELLERS

         Except as set forth in the attached Company Disclosure Letter (the "Disclosure Letter") (which lists exceptions to the following representations and warranties and also contains matters required to be disclosed pursuant to this Article II, each of which corresponds to the numbered sections contained in this Article II), the Company and each of the Principal Sellers jointly and severally represent and warrant to Buyer as follows:

         2.1      Organization and Good Standing.

                  (a) Section 2.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name and its jurisdiction of organization. Each Acquired Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with the requisite power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Each Acquired Company is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where such failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (b) The Company has made available to Buyer copies of the Organizational Documents of each Acquired Company, as currently in effect.

         2.2      Authority; No Conflict.

                  (a) This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors' rights generally and (ii) general principles of equity. The Company has all the necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

                  (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                           (i)      conflict with, or result in a violation of
         (A) any provision of the Organizational Documents of the Acquired Companies, or (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;

                           (ii) conflict with, or result in a material violation of, any Legal Requirement or any Order to which any Acquired Company may be subject;

                           (iii) conflict with, or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

                           (iv) cause Buyer or any Acquired Company to become subject to, or to become liable for the payment of, any Tax;

                           (v) cause any of the assets owned by any Acquired Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                           (vi) conflict with, or result in a material violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                           (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

                  (c) No Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         2.3 Capitalization. The authorized equity securities of the Company consist of 100,000,000 shares of common stock, no par value, of which 10,000,000 shares (collectively, the "Company Stock") are issued and outstanding. Sellers will be on the Closing Date the record and beneficial owners and holders of all of the Company Stock, free and clear of all Encumbrances. Each of the Sellers owns that number of Shares set forth below their respective signatures on the signature page to this Agreement. With the exception of the Company Stock, all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. Except for restrictions on transfer under applicable state and federal securities laws, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

         2.4      Financial Statements.

                  (a) Section 2.4 of the Disclosure Letter contains (a) consolidated balance sheets of the Acquired Companies as at December 31, 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the two fiscal years then ended, together with the report thereon of Nation, Smith, Hermes and Diamond, independent certified public accountants, and (b) an unaudited consolidated balance sheet of the Acquired Companies as at December 31, 2003 (including the notes thereto, the "Balance Sheet"), and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended (together with the Balance Sheet, the "Financial Statements"). Such financial statements and notes fairly present in all material respects the financial condition, results of operations, changes in stockholders' equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with Company GAAP. The financial statements referred to in this Section 2.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Acquired Companies are required by Company GAAP to be included in the consolidated financial statements of the Company.

                  (b) There will be no material differences between the Financial Statements and the Audited Financial Statements.

                  (c) Except for transactions, arrangements and other relationships otherwise specifically identified in the Financial Statements, including but not limited to identification of the information set forth below,
Section 2.4 of the Disclosure Letter sets forth a true, complete and correct list of all transactions, arrangements and other relationships between and/or among the Acquired Companies, any affiliates and any unconsolidated entity or other Person, including but not limited to any structured finance, special purpose or limited purpose entity or Person (each, an "Off-Balance Sheet Transaction"). Section 2.4 of the Disclosure Letter also sets forth (a) the business purpose and activities of each Off-Balance Sheet Transaction, (b) the economic substance of each Off-Balance Sheet Transaction, (c) the key terms and conditions of each Off-Balance Sheet Transaction, (d) the Company's and/or affiliates' potential risk associated with ach such Off-Balance Sheet Transaction, (e) the amounts of any guarantees, lines of credit, standby letters of credit or commitments or take or pay contracts, throughput contracts or other similar types of arrangements, including tolling, capacity or leasing arrangements, that could require the Acquired Companies or any of their affiliates to provide funding of any obligations under any such Off-Balance Sheet Transaction, including but not limited to guarantees of repayments, make whole agreements or value guarantees, and (f) any other information with respect to each such Off-Balance Sheet Transaction that could have a Company Material Adverse Effect.

         2.5 Books and Records. The accounting books and records, minute books, and stock record books of the Acquired Companies, copies of which have been delivered to Buyer, are true and complete in all material respects. The minute books of the Acquired Companies contain materially accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the boards of directors, and committees of the boards of directors of the Acquired Companies. At the Closing, all such books and records will be in the possession of the Acquired Companies.

         2.6      Title to Properties; Encumbrances.

                  (a) The Company does not own, and has not previously owned, any real property. Section 2.6 of the Disclosure Letter contains a complete and accurate list of all real estate leasehold interests owned by any Acquired Company. All current leases or subleases of the Company are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or by the other party to such lease or sublease. Complete and correct copies of such leases and subleases have been delivered to Buyer.

                  (b) The Acquired Companies own all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Acquired Companies or reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases and personal property sold since the date of the Balance Sheet in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the ordinary course of business). All material properties and material assets reflected in the Balance Sheet are free and clear of all Encumbrances.

         2.7 Condition and Sufficiency of Assets. The buildings, plants, structures, and equipment of the Acquired Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies' businesses immediately after the Closing in substantially the same manner as conducted prior to the Closing.

         2.8 Accounts Receivable. All accounts receivable of the Acquired Companies that are reflected on the Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

         2.9 Inventory. All inventory of the Acquired Companies, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a weighted average cost basis.

         2.10 No Undisclosed Liabilities. The Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for: (i) liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the ordinary course of business since the date of the Balance Sheet; and (ii) those liabilities not required to be reflected on the Balance Sheet prepared in accordance with Company GAAP.

         2.11     Taxes.

                  (a) The Acquired Companies have filed or caused to be filed (on a timely basis since January 1, 1999) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Sellers have made available to Buyer copies of all Tax Returns relating to income or franchise taxes filed since January 1, 1999. The Acquired Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or any Acquired Company, except such Taxes, if any, as are listed in Section 2.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with Company GAAP) have been provided in the Balance Sheet.

                  (b) Section 2.11 of the Disclosure Letter contains a complete and accurate list of all audits of all federal and state income Tax Returns of each Acquired Company, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in
Section 2.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Section 2.11 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by any Acquired Company or any group of corporations including any Acquired Company for all taxable years since January 1, 1999, and the resulting deficiencies proposed by the IRS. No Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.

                  (c) The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with Company GAAP) and are at least equal to that Acquired Company's liability for Taxes for all fiscal periods through the Balance Sheet. To the Knowledge of the Company and the Principal Sellers, there exists no proposed tax assessment against any Acquired Company. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                  (d) All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement.

                  (e) No claim has been made during the last five years by any Governmental Body in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by such jurisdiction.

                  (f) To the Knowledge of the Principal Sellers and the Company, each Acquired Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code Section 6662. No Acquired Company has entered into any transaction that would be considered listable or reportable under Section 6111 or 6112 of the Code.

         2.12 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

         2.13     Employee Benefits.

                  (a) Section 2.13 of the Disclosure Letter contains a list of all pension, profit sharing, stock option, employee stock purchase or other plans providing for deferred, incentive or other compensation or fringe benefits to employees, and all other employee benefit plans to which the Company is a party or by which it is bound (collectively, the "Plans").

                  (b) None of the Acquired Companies or any ERISA Affiliate, has any actual or contingent, direct or indirect, liability in respect of any employee benefit plan or arrangement, including any plan subject to ERISA, other than to make contributions under or pay benefits pursuant to the Plans.

                  (c) All of the Plans are in material compliance with all applicable Legal Requirements, and no "reportable event," as defined in ERISA, has occurred or is continuing with respect to any Plan.

                  (d) No Plan (i) is subject to Title IV of ERISA, or is otherwise a defined benefit plan subject to Title 1 or Title IV of ERISA, or is a multiple employer plan (within the meaning of IRC Section 413(c)) or (ii) provides for post-retirement welfare benefits other than as may be required under Section 4980B(f) of the Code or a "parachute payment" (within the meaning of IRC Section 280G(b)).

                  (e) The execution and delivery of this Agreement and the consummation of the Contemplated Transactions (i) will not result in any prohibited transaction within the meaning of Section 406 of ERISA or IRC Section 4975 or (ii) in the payment, vesting or acceleration of any benefit under any Plan.

         2.14     Compliance with Legal Requirements; Governmental
Authorizations.

                  (a) Since January 1, 2000, each Acquired Company has conducted and currently is conducting its business and operations in full compliance with all Legal Requirements applicable to it, except where such failure to comply would not, individually or in the aggregate, reasonably be expected to cause a Company Material Adverse Effect.

                  (b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a material violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (c) No Acquired Company has received, at any time since January 1, 2000, any notice from any Governmental Body regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (d) Each of the Acquired Companies is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity (collectively, the "Company Permits") necessary for the Acquired Company to carry on its business in substantially the same manner as it is being conducted as of the date hereof, except where the failure to obtain a Company Permit is not material to the Company's business or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All Company Permits are valid and in full force and effect.

         2.15     Legal Proceedings; Orders.

                  (a)      There is no pending Proceeding:

                           (i) that has been commenced by or against any Acquired Company or that relates to any of the assets owned or used by any Acquired Company; or

                           (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of the Principal Sellers and the Company, (1) no Proceeding of the type noted in (a) above has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Company has made available to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Section 2.15 of the Disclosure Letter, if any.

                  (b) There is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject; and, to the Knowledge of the Principal Sellers and the Company, no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

         2.16 Absence of Certain Changes and Events. Since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the ordinary course of business and there has not been any:

                  (a) change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                  (b) amendment to the Organizational Documents of any Acquired Company;

                  (c) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee (except in the ordinary course of business) or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                  (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

                  (e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

                  (f) entry into, termination of, or receipt of notice of termination of any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $75,000, other than in the ordinary course of business;

                  (g) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                  (h) cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $50,000 individually, or $100,000 in the aggregate;

                  (i) material change in the accounting methods used by any Acquired Company; or

                  (j) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

         2.17     Contracts; No Defaults.

                  (a) Except for those Contracts set forth on Section 2.17 of the Disclosure Letter (each a "Material Contract" and collectively the "Material Contracts"), no Acquired Company is a party to any Contract that:

                           (i) involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $75,000 annually, other than purchase orders, sales confirmations and contracts relating to marketing or advertising of the Company entered into in the ordinary course of business;

                           (ii) involves performance of services or delivery of goods or materials to, or employment by, one or more Acquired Companies of an amount or value in excess of $75,000 annually, other than purchase orders, sales confirmations and contracts relating to marketing or advertising of the Company entered into in the ordinary course of business;

                           (iii) was not entered into in the ordinary course of business and that involves expenditures or receipts of one or more Acquired Companies in excess of $75,000 annually;

                           (iv) is a lease, rental or occupancy agreement, license, installment and conditional sale agreement, or other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 annually and with terms of less than one year);

                           (v) is a licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property (including outlet or retail store agreements), including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets, other than standard non-disclosure agreements with employees and consultants;

                           (vi) is a joint venture, partnership or other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

                           (vii) contains covenants that in any way purport to restrict the business activity of any Acquired Company or any Affiliate of an Acquired Company or limits the freedom of any Acquired Company or any Affiliate of an Acquired Company to engage in any line of business or to compete with any Person;

                           (viii) provides for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                           (ix) requires any Acquired Company to incur in excess of $75,000 annually for capital expenditures;

                           (x) is a written warranty, guaranty, or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the ordinary course of business;

                           (xi) is a distribution agreement or sales representative agreement; and

                           (xii) is an amendment, supplement, or modification (whether oral or written) in respect of any of the foregoing.

                  (b) Except as set forth in Section 2.17(b) of the Disclosure Letter:

                           (i) no Seller (and no Related Person of any Seller) has or may acquire any rights under, and no Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

                           (ii) to the Knowledge of the Principal Sellers and the Company, no officer, director, agent, employee, consultant, or contractor of any Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

                  (c) To the Knowledge of the Principal Sellers and the Company, each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms.

                  (d) Except as set forth in Section 2.17(d) of the Disclosure Letter:

                           (i) each Acquired Company is in material compliance with all applicable terms and requirements of each Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound;

                           (ii) to the Knowledge of the Principal Sellers and the Company, each other Person that has or had any obligation or liability under any Contract under which an Acquired Company has or had any rights is in full compliance with all applicable terms and requirements of such Contract;

                           (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may reasonably be expected to contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or, to the Knowledge of the Principal Sellers and the Company, any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                           (iv) no Acquired Company has given to or received from any other Person, at any time, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

                 (e) Section 2.17(e) of the Disclosure Letter sets forth a list of all outlet and retail store locations operated by any Acquired Company or by a third party pursuant to a contract with an Acquired Company.

         2.18 Insurance. The Company has made available to Buyer accurate and complete copies of all material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company, and if policies have been issued to, but not received by, the Company, binders relating to such policies (the "Insurance Policies"). Section 2.18 of the Disclosure Letter contains a list and brief description of all the Insurance Policies, along with a list of each outstanding claim under such Policies for an amount in excess of $5,000. The Insurance Policies are in full force and effect and the Company does not maintain self-insurance practices. The Insurance Policies, taken together, provide adequate insurance coverage for the assets and the operations of the Acquired Companies for all risks to which the Acquired Companies are normally exposed.

         2.19     Environmental Matters.

                  (a) The Acquired Companies (i) are in compliance and are not subject to any liability with respect to any applicable Environmental Laws,
(ii) are not subject to investigation, suit, claim, action or proceeding, pending or, to the Knowledge of the Company or the Principal Sellers, threatened, relating to or arising under Environmental Laws, (iii) hold or have applied for all Environmental Permits necessary to conduct their current operations, and (iv) are in material compliance with their respective Environmental Permits.

                  (b) To the Knowledge of the Company or the Principal Sellers, there are no facts, circumstances or conditions that could reasonably be expected to form the basis for any investigation, suit, claim, action, proceeding or liability against or affecting any Acquired Company relating to or arising under Environmental Laws.

                  (c) No Acquired Company has received any written notice, demand, letter, claim or request for information alleging that the Acquired Company may be in violation of, or liable under, any Environmental Law.

                  (d) No Acquired Company (i) has entered into or agreed to any consent decree or order or are subject to any judgment, decree or order relating to compliance with Environmental Laws, Environmental Permits or the investigation, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

         2.20     Employees.

                  (a) To the Knowledge of the Principal Sellers and the Company, no employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will adversely affect (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Acquired Companies by any such employee or director. To the Principal Sellers' and the Company's Knowledge, no director, officer, or other key employee of any Acquired Company has provided any Acquired Company with notice that he or she intends to terminate his employment with such Acquired Company.

                  (b)      Intentionally Omitted.

         2.21 Labor Relations; Compliance. Since January 1, 2000, no Acquired Company has been or is a party to any collective bargaining or other labor Contract. Since January 1, 2003, there has not been, there is not presently pending or existing, and to Sellers' and Acquired Companies' Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (c) any application for certification of a collective bargaining agent. To Sellers' and Acquired Companies' Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         2.22     Intellectual Property.

                  (a) Intellectual Property Assets. The term "Intellectual Property Assets" includes:

                           (i) the name "DC Shoes" and "DC Shoe Co. USA", all fictional business names, trading names, registered and unregistered trademarks, service marks, domain names, and applications (collectively, "Marks");

                           (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

                           (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights"); and

                           (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by any Acquired Company as licensee or licensor.

                  (b) Agreements. Section 2.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired Companies, of all Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $20,000 under which an Acquired Company is the licensee. There are no outstanding and, to Sellers' and Acquired Companies' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

                  (c)      Know-How Necessary for the Business

                           (i) The Intellectual Property Assets are all those necessary for the operation of the Acquired Companies' businesses as they are currently conducted. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets, except as set forth in Section 2.22(c) of the Disclosure Letter.

                           (ii) To the Knowledge of the Principal Sellers and the Company, no employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.

                  (d)      Patents

                           (i) Section 2.22(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

                           (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within thirty days after the Closing Date.

                           (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Sellers' and Acquired Companies' Knowledge, there is no potentially interfering patent or patent application of any third party.

                           (iv) To the Principal Sellers' and the Company's Knowledge, no Patent is infringed or has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                           (v) All products made, used, or sold under the Patents have been marked with the proper patent notice.

                  (e)      Trademarks

                           (i) Section 2.22(e) of the Disclosure Letter contains a complete and accurate list, including jurisdictions where registered (if applicable), of all (A) registered Marks, (B) applications for registration of Marks and (C) material unregistered Marks. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                           (ii) All Marks that have been registered with the United States Patent and Trademark Office and any comparable foreign patent or trademark offices are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                           (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Sellers' and Acquired Companies' Knowledge, no such action is Threatened with the respect to any of the Marks.

                           (iv) To the Principal Sellers' and the Company's Knowledge, there is no potentially interfering trademark or trademark application of any third party.

                           (v) To the Principal Sellers' and the Company's Knowledge, no Mark is infringed or has been challenged or threatened in any way. None of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                  (f)      Copyrights

                           (i) Section 2.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                           (ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within thirty days after the date of Closing.

                           (iii) To the Principal Sellers' and the Company's Knowledge, no Copyright is infringed or has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                  (g)      Trade Secrets

                           (i) The Acquired Companies have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                           (ii) One or more of the Acquired Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Principal Sellers' and the Company's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies. No Trade Secret is subject to any adverse claim or has been challenged or, to the Knowledge of the Principal Sellers and the Company, Threatened in any way.

         2.23 Certain Payments. Since January 1, 2000, no Acquired Company or, to the Knowledge of the Principal Sellers and the Company, director, officer, agent, or employee of any Acquired Company, or any agent of any Acquired Company, has (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Legal Requirement, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

         2.24 Relationships With Related Persons. No Seller or any Related Person of Sellers or of any Acquired Company has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses. No Seller or any Related Person of Sellers or of any Acquired Company is, or since January 1, 2002 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a "Competing Business") in any market presently served by such Acquired Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. To the Knowledge of the Principal Sellers and the Company, no Seller or any Related Person of Sellers or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

         2.25 Brokers or Finders. Sellers, the Acquired Companies and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, other than fees owed to Sage Partners Securities and its affiliates.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Each Seller severally represents and warrants to Buyer as follows:

         3.1 Title to Shares. Such Seller is the owner of the number of Shares indicated below such Seller's signature on the signature page to this Agreement. No other person or entity has any right, title, or interest, beneficially or of record, in or to the Shares owned by such Seller and such Shares are free and clear of any claims, liens, encumbrances, security agreements, equities, options, charges, or restrictions, and can be delivered and surrendered to Buyer pursuant hereto without obtaining the consent or approval of any other person or governmental authority. Upon the transfer and delivery of such Shares to Buyer in accordance with this Agreement and payment therefor, Buyer will become the owner and holder of all of such Shares free and clear of all liens, encumbrances, pledges, claims, charges and restrictions on transfer.

         3.2      Authority; No Conflict.

                  (a) This Agreement constitutes the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors' rights generally and (ii) general principles of equity. Upon the execution and delivery by Seller of the Seller's Release and the Noncompetition Agreement (collectively, the "Seller's Closing Documents"), the Seller's Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors' rights generally, and (ii) general principles of equity. Seller has the right, power, authority, and capacity to execute and deliver this Agreement and the Seller's Closing Documents and to perform its, his or her obligations under this Agreement and the Seller's Closing Documents.

                  (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time) conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller, or any of the assets owned or used by Seller, may be subject.

                  (c) Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.3 Restricted Securities. Such Seller understands that the Buyer Stock will be issued by Buyer without registration under the Securities Act and without qualification and/or registration under applicable state securities laws pursuant to exemptions from registration and/or qualification contained in the Securities Act and applicable state securities laws. Such Seller understands that the foregoing exemptions depend upon, among other things, the bona fide nature of such Seller's investment intent as expressed herein. Neither the Buyer Stock nor any interest in the Buyer Stock will be sold, transferred, or otherwise disposed of by such Seller without registration and/or qualification under the Securities Act and applicable state securities laws unless the sale or other disposition is made in compliance with exemptions from such registration and qualification requirements with respect to such resale or disposition and, upon the request of Buyer, such Seller, prior to consummation of any such resale or disposition, provides Buyer an opinion of counsel satisfactory to Buyer to the effect that the contemplated transfer may be made without violating the Securities Act or applicable state securities laws.

         3.4 Investment Intent. Such Seller is acquiring the Buyer Stock for investment purposes only, for such Seller's own account and not with a view to or for sale in connection with any distribution of the Buyer Stock to others within the meaning of the Securities Act.

         3.5 Accredited Investor Status. Such Seller is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

         3.6 Residence. Such Seller's principal residence is shown below such Seller's signature on the signature page to this Agreement.

         3.7 Legends. Such Seller acknowledges that the certificates representing any of the Buyer Stock to be issued to such Seller will contain legends which prohibit an offer to transfer or a transfer of all or any portion of the Buyer Stock unless the Buyer Stock is registered under the Securities Act or unless an exemption from registration is available with respect to such resale or disposition.

Buyer need not register a transfer, and may instruct its transfer agent not to effect a transfer, of any Securities unless the conditions set forth in Sections
3.3 and 3.7 are satisfied.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Except as set forth in the attached Buyer's Schedule (which list exceptions to the following representations and warranties and also contain matters required to be disclosed pursuant to this Article IV, each of which corresponds to the numbered sections contained in this Article IV), Buyer represents and warrants to the Company and the Sellers as follows:

         4.1      Organization and Good Standing.

                  (a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

                  (b) Buyer has delivered to the Company copies of its Organizational Documents as currently in effect.

         4.2      Authority; No Conflict.

                  (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally and (ii) general principles of equity.. Upon the execution and delivery by Buyer of the Employment Agreements (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally and (ii) general principles of equity. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

                  (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                           (i)      any provision of Buyer's Organizational
         Documents;

                           (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

                           (iii) any Legal Requirement or Order to which Buyer may be subject; or

                           (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3      SEC Reports.

                  (a) Since January 1, 2001, Buyer has timely filed all required reports, schedules, and forms with the Securities and Exchange Commission (collectively, and in each case including all amendments, exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Reports"). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act, as the case may be. As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), none of the SEC Reports contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Report.

                  (b) The consolidated financial statements (including any related notes) included in the SEC Reports (the "Buyer Financial Statements") fairly present in all material respects the consolidated financial position, statements of equity, cash flows and changes in stockholders' equity of Buyer for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in accordance with Buyer GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto, and provided that unaudited interim financial statements may not contain footnotes and may be subject to normal year-end audit adjustments.

         4.4 No Material Adverse Change. Since October 31, 2003, except as disclosed in the SEC Reports, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Buyer, and no event has occurred or circumstance exists that may result in such a material adverse change.

         4.5 Issuance of Shares. All shares of Buyer Stock to be issued to Sellers pursuant to this Agreement will, when issued pursuant to the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, and free and clear of all liens and encumbrances and free of any restriction on transfer, other than restrictions on transfer under applicable federal and state securities laws.

         4.6 Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

         4.7 Brokers or Finders. Other than fees payable to Citigroup Global Markets Inc., Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

                                   ARTICLE V
             COVENANTS OF COMPANY AND SELLERS PRIOR TO CLOSING DATE

         5.1 Access and Investigation. Subject to any Legal Requirement, between the date of this Agreement and the Closing Date, the Company and Principal Sellers will, and will cause each Acquired Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") reasonable access during normal business hours to each Acquired Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request, in each case, so long as such actions (1) do not materially interfere with the business of the Acquired Companies and (2) would not violate any Legal Requirement. No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated herein.

         5.2 Operation of the Businesses of the Acquired Companies. Between the date of this Agreement and the Closing Date, the Company and Principal Sellers will, and will cause each Acquired Company to:

                  (a) conduct the business of such Acquired Company only in the ordinary course of business;

                  (b) use commercially reasonable efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

                  (c) confer with Buyer concerning operational and technical matters of a material nature;

                  (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of such Acquired Company; and

                  (e) cooperate with Buyer in terminating the Company's DC Shoes Incentive Plan, DC Shoes 401(k) Plan and the Employee Trust at or prior to Closing.

         5.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement or disclosed on Section 5.3 of the Disclosure Letter, between the date of this Agreement and the Closing Date, the Company and Sellers will not, and will cause each Acquired Company not to, without the prior consent of Buyer,
(i) take any affirmative action, or fail to take any commercially reasonable action within their or its control, as a result of which any of the changes or events listed in Section 2.16 is likely to occur or (ii) open or authorize by license or otherwise the opening of any retail stores (including outlet stores) other than those set forth in Section 2.17 of the Disclosure Letter.

         5.4 HSR Filing. As promptly as practicable after the date of this Agreement (and in any event, within twenty (20) days after the date hereof), the Company and Sellers will, in cooperation with Buyer, complete and file with the appropriate authorities the pre-merger notification forms and any other documents required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"). It is agreed that Buyer shall pay all filing fees due from the parties in connection with compliance with the HSR Act.

         5.5 Required Approvals. As promptly as practicable after the date of this Agreement, the Company and Sellers will, and will cause each Acquired Company to, make all filings required by Legal Requirements (including, without limitation, such requirements in connection with the HSR Act and antitrust and competition laws and regulations of any applicable jurisdiction) to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, the Company and Sellers will, and will cause each Acquired Company to, (a) reasonably cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) reasonably cooperate with Buyer in obtaining all consents required by the Buyer to consummate the transactions under this Agreement.

         5.6 Notification. Between the date of this Agreement and the Closing Date, the Company and each Seller will notify Buyer as soon as practicable in writing if such Seller or any Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of the Company's or Sellers' representations and warranties as of the date of this Agreement. During the same period, the Company and each Seller will notify Buyer as soon as practicable of the occurrence of any Breach of any covenant of the Company or Sellers in this Article V or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely.

         5.7      Payment of Indebtedness by and to Related Persons.

                  (a) Except as expressly provided in this Agreement, the Company and Sellers will cause all indebtedness owed to an Acquired Company by any Seller or any Related Person of any Seller to be paid in full prior to Closing.

                  (b) The Company and Seller will cause all indebtedness owed to any Seller or any Related Person of any Seller by an Acquired Company to be paid in full prior to Closing.

         5.8 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article X, the Company and Sellers will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

         5.9 Commercially Reasonable Efforts. Between the date of this Agreement and the Closing Date, Sellers will use their commercially reasonable efforts to cause the conditions in Articles VIII and IX to be satisfied.

         5.10     Sellers' Representatives.

                  (a) In order to administer efficiently the rights and obligations of the Sellers under this Agreement, the Sellers hereby designate and appoint Damon Way and Kenneth Block as the Sellers' Representatives, to jointly serve as the Sellers' agent and attorney-in-fact for the limited purposes set forth in this Section 5.10 of this Agreement.

                  (b) Each of the Sellers hereby appoints the Sellers' Representatives as such Seller's agent, proxy and attorney-in-fact, with full power of substitution, for all purposes set forth in this Agreement, including, without limitation, the full power and authority on such Seller's behalf (i) to consummate the transactions contemplated by this Agreement, (ii) to disburse any funds received hereunder to the Sellers, (iii) to execute and deliver on behalf of each Seller any amendment or waiver under this Agreement, (iv) to retain legal counsel and other professional services, at the expense of the Sellers, in connection with the performance by the Sellers' Representatives of this Agreement, and (v) to do each and every act and exercise any and all rights which such Seller or Sellers are permitted or required to do or exercise under this Agreement and the other agreements, documents and certificates executed in connection herewith. Each of the Sellers agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers' Representatives and shall survive the death, bankruptcy or other incapacity of any Seller; provided that such agency and proxy shall terminate if this Agreement is terminated pursuant to its terms.

                  (c) Each of the Sellers hereby agrees that any amendment or waiver under this Agreement and any action taken on behalf of the Sellers to enforce the rights of the Sellers under this Agreement, and any action taken with respect to any indemnification claim pursuant to Article XI (including any action taken to object to, defend, compromise or agree to the payment of such claim), shall be effective if approved in writing by the Sellers' Representatives and the holders of a majority of the Shares (including any Shares held by the Sellers' Representatives), or, in the case of any amendment or waiver made or given or action taken after the Closing, if so approved by persons who were the holders of a majority of the Shares immediately prior to the Closing, and that each and every action so taken shall be binding and conclusive on every Seller, whether or not such Seller had notice of, or approved, such amendment or waiver.

                  (d) The Sellers shall share, on a pro rata basis in proportion to the number of Shares held by them immediately prior to the Closing, the professional fees and expenses of any attorneys, accountants or other advisors retained by the Sellers' Representatives in connection with any action taken or not taken as the Sellers' Representatives. The Sellers' Representatives shall be entitled to request in writing payment from each Seller its ratable portion of amounts payable to attorneys, accountants or other advisors, which amounts shall be paid upon such request to such individuals or the Sellers' Representatives, as set forth in the request submitted by the Sellers' Representatives.

                  (e) Damon Way and Kenneth Block shall jointly serve as the Sellers' Representatives until one resigns or is otherwise unable or unwilling to serve. If one of the Sellers' Representatives resigns, the other shall assume such role individually. In the event that both Sellers' Representatives resign from such position or are otherwise unable or unwilling to serve, the remaining Sellers shall select, by the vote of the holders of a majority of the Shares, or, if such event occurs after the Closing, the vote of the holders of a majority of the Shares immediately prior to Closing, a successor representative to fill such vacancy, shall provide prompt written notice to Buyer of such change and such substituted representative shall then be deemed to be the Sellers' Representatives for all purposes of this Agreement.

                  (f) Upon reasonable notice, Buyer shall, and shall cause its Subsidiaries and its and their respective representatives to, provide the Sellers' Representatives reasonable access to all its personnel that were formerly employees of the Company and all properties, books, Contracts, commitments and records of the Company and its Subsidiaries to the extent such access is reasonably required for Sellers' Representatives to fulfill its obligations under this Agreement.

         5.11 Audited Financial Statements. The Company and Principal Sellers will use their commercially reasonable efforts to cause the Audited Financial Statements to be completed on or prior to April 30, 2004.

         5.12 Employee List. The Company and Principal Sellers shall deliver to Buyer on or prior to Closing a complete and accurate list of the following information for each employee or director of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2003; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

                                   ARTICLE VI
                    COVENANTS OF BUYER PRIOR TO CLOSING DATE

         6.1 Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements (including, without limitation, such requirements in connection with the HSR Act and antitrust and competition laws and regulations of any applicable jurisdiction) to be made by it to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will (i) reasonably cooperate with the Company and Sellers with respect to all filings that the Company and Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) reasonably cooperate with Sellers and the Company in obtaining all consents required by the Company and the Sellers to consummate the transactions under this Agreement; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

         6.2 Notification. Between the date of this Agreement and the Closing Date, Buyer will notify the Company as soon as practicable in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer's representations and warranties as of the date of this Agreement. During the same period, Buyer will notify the Company as soon as practicable of the occurrence of any Breach of any covenant of Buyer in this
Article VI or of the occurrence of any event that may make the satisfaction of the conditions in Article IX impossible or unlikely.

         6.3 HSR Filing. As promptly as practicable after the date of this Agreement, the Buyer will, in cooperation with the Company and Sellers, complete and file with the appropriate authorities the pre-merger notification forms and any other documents required under the HSR

Act. It is agreed that Buyer shall pay all filing fees due from the parties in connection with compliance with the HSR Act.

         6.4 Commercially Reasonable Efforts. Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its commercially reasonable efforts to cause the conditions in Articles VIII and IX to be satisfied.

         6.5 NYSE. Buyer shall take all actions necessary and advisable to have the shares of Buyer Stock issuable in accordance with this Agreement authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

         6.6 Options. Subject to stockholder approval of an amendment to Buyer's 2000 Stock Option Plan to increase the number of shares reserved for issuance thereunder, options to purchase an aggregate of 250,000 shares of Buyer Stock shall be granted effective as of the Closing by the Buyer pursuant to the Buyer's 2000 Stock Incentive Plan to those employees or consultants of the Company designated by the Seller's Representatives (collectively, the "Options").

         6.7 Strategic Discussions. The management of the Company and Buyer agree to meet at a time and location mutually acceptable to the parties prior to the Closing to discuss the intended future operations of the Company after the Closing.

                                  ARTICLE VII
                              ADDITIONAL AGREEMENTS

         7.1 Removal of Transfer Restrictions. In the event of any sale of Buyer Stock issued pursuant to this Agreement by the Sellers, any Legend shall be removed by the Buyer, or the transfer agent of Buyer at the discretion of the Buyer, and the Buyer and/or transfer agent shall issue a certificate without any Legend to such Seller, if (a) the sale of such Buyer Stock is registered under a registration statement effective under the Securities Act (including registration pursuant to Rule 415 under the Securities Act) filed by the Buyer with the SEC (including without limitation the Buyer Registration Statement);
(b) the holder has provided the Buyer with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Buyer Stock may be made without registration under the Securities Act; or (c) such Buyer Stock is sold in compliance with Rule 144 under the Securities Act.

         7.2 Preparation of the Buyer Registration Statement. Buyer shall use all commercially reasonable efforts to prepare and file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-3 (the "Buyer Registration Statement") for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale of the shares of Buyer Stock to be issued to Danny Way and Colin McKay (the "Holders of Registrable Securities") pursuant to Article I hereof within thirty (30) days after the Closing Date. Buyer shall use all reasonable efforts to have the Buyer Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Buyer shall also take any reasonable action required to be taken under any applicable state securities laws in connection with the resale of Buyer Stock issued pursuant to this Agreement to the Holders of Registrable Securities and the Holders of Registrable Securities shall furnish all information concerning the Holders of Registrable Securities as may be reasonably requested in connection with any such action. Buyer will advise the Holders of Registrable Securities, promptly after it receives notice thereof, of the time when the Buyer Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Buyer Stock registered thereon, or any request by the SEC for amendment of the Buyer Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Buyer shall furnish the Holders of Registrable Securities with such number of copies of the prospectus contained in the Buyer Registration Statement, as declared effective by the SEC, as may be reasonably requested in order to transfer the Buyer Stock pursuant to the Buyer Registration Statement. At the request of the Holders of Registrable Securities, the Buyer shall promptly file any required prospectus supplement and will furnish the Holders of Registrable Securities, without charge, as many copies of such prospectus supplement of the then effective prospectus supplement in order to transfer the Buyer Stock pursuant to the Buyer Registration Statement. All registration expenses incurred by Buyer in connection with the registration of the shares of Buyer Stock shall be borne by Buyer. Buyer will indemnify each Seller and each controlling person (as defined in the Securities Act) against all Damages arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Buyer Registration Statement, or any amendment or supplement thereto; provided that Buyer will not be liable in any such case to the extent that any Damages arise out of or are based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Buyer for use in the Buyer Registration Statement by a Seller. Notwithstanding anything to the contrary herein, each Seller shall indemnify Buyer and each controlling person (as defined in the Securities Act) against all Damages arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Buyer Registration Statement, or any amendment or supplement thereto to the extent that any Damages arise out of or are based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Buyer for use in the Registration Statement by such Seller. Buyer agrees to use all reasonable efforts to keep current and effective the Buyer Registration Statement for a period of three (3) months or until such time as it may be withdrawn pursuant to the last sentence of this Section 7.2. Buyer may withdraw the Buyer Registration Statement when the shares of Buyer Stock to be issued pursuant to this Agreement have been sold by the Sellers or may be sold pursuant to Rule 144 promulgated under the Securities Act (subject to any volume limitations).

         7.3      Certain Tax Matters.

                  (a)      Preparation and Filing of Tax Returns and Payment of
Taxes.

                           (i) Tax Returns Filed Prior to Closing. The Sellers' Representatives shall prepare or cause to be prepared and timely file or shall cause to be timely filed all Tax Returns with respect to the Acquired Companies or in respect of their businesses, assets or operations that are required to be filed (taking into account extensions) prior to the Closing Date. To the extent permitted by applicable law, such Tax Returns shall be prepared on a basis reasonably consistent with the past custom and practice of the

         Acquired Companies. The Sellers' Representatives shall give Buyer a reasonable opportunity to review such Tax Returns prior to filing and the Sellers' Representatives shall make such revisions to the returns as may be reasonably requested by Buyer.

                           (ii) Tax Returns Filed After Closing -- Tax Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Buyer shall give Sellers' Representatives a reasonable opportunity to review such Tax Returns prior to filing and the Buyer shall make such revisions to the returns as may be reasonably requested by Sellers' Representatives.

                           (iii) Tax Returns Filed After Closing -- Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Acquired Companies for Tax periods which begin before the Closing Date and end after the Closing Date. The Buyer shall give Sellers' Representatives a reasonable opportunity to review such Tax Returns prior to filing and the Buyer shall make such revisions to the returns as may be reasonably requested by Sellers' Representatives to the extent such revisions relate to Taxes attributable to the portion of the period prior to the Closing Date.

                  (b) Cooperation on Tax Matters; Tax Audits. The Sellers' Representatives and Buyer and their respective affiliates shall cooperate in both (i) the preparation of all Tax Returns for any Tax periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information and (ii) any subsequent audits, claims, contests, litigation or other proceedings with respect to Taxes of the Acquired Companies (collectively, "Tax Proceedings"). Such cooperation shall include, but not be limited to, furnishing prior years' Tax Returns or return preparation packages to the extent related to the Acquired Companies illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party's possession requested by the party filing such Tax Returns or participating in Tax Proceedings, as is relevant to the preparation of such Tax Returns or the conduct of such Tax Proceedings, respectively. The parties and their respective affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

         7.4      Indemnification of Officers and Directors of the Company.

                  (a) From and after the Closing, Buyer agrees that it will, and will cause the Company to, indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries other than the Principal Sellers (the "D&O Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company would have been permitted under its Organizational Documents and any indemnification agreements or arrangements in effect on the date hereof to indemnify such D&O Indemnified Parties subject to applicable Legal Requirements.

                  (b) In the event that the Company, its Subsidiaries or Buyer or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Company or Buyer will assume the obligations thereof set forth in this
Section 7.4.

         7.5 Payment of Blehm Tax Benefit. To the extent that the Company actually receives a tax benefit ("Actual Benefit") from the Blehm Tax Benefit, after either the earlier of an audit of the Blehm Tax Benefit or the statute of limitations for the tax returns related to the Tax Blehm Benefit have expired, Buyer shall pay to each Seller the product of one-half of such Actual Benefit times such Seller's Participating Percentage.

                                  ARTICLE VIII
               CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         8.1      Accuracy of Representations.

                  (a) All of the Company's and Principal Sellers' representations and warranties contained in this Agreement (other than those in Article III) must have been true and correct in all respects as of the date of this Agreement, and must be true and correct in all respects as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of the earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Company Material Adverse Effect, provided the representations and warranties contained in Section 2.3 must be true in all respects. Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

                  (b) Each of the Sellers' representations and warranties contained in Article III of this Agreement must have been true and correct in all material respects as of the date of this Agreement, and must be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of the earlier date), except for the representations and warranties contained in Section 3.1 shall be true in all respects. Buyer shall have received a certificate signed on behalf of each Seller to such effect.

         8.2      Company's and Sellers' Performance.

                  (a) All of the covenants and obligations that the Company and the Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

                  (b)      Each document required to be delivered pursuant to
Section 1.10 must have been delivered.

         8.3 Consents. Each of the Consents identified in Section 2.2 of the Disclosure Letter must have been obtained and must be in full force and effect, except where the failure to obtain a consent would not reasonably be expected to cause a Company Material Adverse Effect

         8.4 Additional Documents. Each of the following documents must have been delivered to Buyer:

                  (a) an opinion of Sellers' counsel, reasonably acceptable to the Buyer dated the Closing Date, in a form customary related to the Company's due incorporation and corporate power, due authorization, execution and delivery of the Agreement, and capitalization (both authorized and outstanding).

                  (b)      Audited Financial Statements.

         8.5 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions which could reasonably be expected to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, or (b) that may have the effect of preventing, delaying or making illegal, any of the material Contemplated Transactions.

         8.6 No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any material amount of stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any material portion of the Purchase Price payable for the Shares.

         8.7 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

         8.8 Bank Consent. Buyer shall have received the consent of JP Morgan, as lead agent for the Buyer's lending group, to this Agreement and the transactions contemplated hereby.

         8.9 HSR Act Waiting Period. All applicable HSR Act waiting periods, if any, together with any extensions thereof, shall have expired or terminated.

         8.10 Adjusted Audited EBITDA. The Adjusted Audited EBITDA shall equal or exceed $9,400,000.

                                   ARTICLE IX
              CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

         Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers' Representatives on behalf of Sellers, in whole or in part):

         9.1 Accuracy of Representations. All of Buyer's representations and warranties contained in this Agreement must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Buyer Material Adverse Effect. The Company shall have received a certificate signed on behalf of Buyer by the chief executive officer of Buyer to such effect.

         9.2      Buyer's Performance.

                  (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

                  (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 1.10 and must have made the cash payments required to be made by Buyer pursuant to Section 1.10(b).

         9.3 Consents. Each of the Consents identified in Section 2.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

         9.4 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

         9.5 HSR Act Waiting Period. All applicable HSR Act waiting periods, if any, together with any extensions thereof, shall have expired or terminated.

         9.6 Buyer's Counsel Legal Opinion. Buyer must have caused an opinion of Hewitt & O'Neil LLP dated the Closing Date, in the form set forth on
Exhibit 9.4 to be delivered to the Company and the Sellers.

                                    ARTICLE X
                                   TERMINATION

         10.1 Termination Events. This Agreement may, by written notice given prior to or at the Closing to the other parties hereto, be terminated:

                  (a) by the Company if a material Breach of any provision of this Agreement has been committed by Buyer which (i) would result in a failure of a condition set forth in Section 9.1 or 9.2 and (ii) is not cured, or cannot be cured, in all material respects within thirty (30) days after written notice thereof; provided, however, that the Company's right to terminate this Agreement under this Section 10.1(a) shall not be available if, at the time of such intended termination, Buyer has the right to terminate this Agreement under
Section 10.1(b) or (c);

                  (b) by Buyer if a material Breach of any provision of this Agreement has been committed by (i) the Company or (ii) any of the Sellers which (A) would result in a failure of a condition set forth in Section 8.1 or
8.2 and (B) is not cured, or cannot be cured, in all material respects within thirty (30) days after written notice thereof; provided, however, the Buyer's right to terminate this Agreement under this Section 10.1(b) shall not be available if, at the time of such intended termination, the Company has the right to terminate this Agreement under Sections 10.1(a) or 10.1(c);

                  (c) (i) by Buyer if any of the conditions in Article VIII has not been satisfied as of June 1, 2004 and Buyer has not waived such condition on or before the Closing Date; or (ii) by the Company if any of the conditions in Article IX has not been satisfied as of June 1, 2004 and the Company has not waived such condition on or before the Closing Date; provided that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

                  (d)      by mutual consent of the Company and the Buyer.

         10.2     Effect of Termination. Each party's right of termination under
Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.1 and 12.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                   ARTICLE XI
                            INDEMNIFICATION; REMEDIES

         11.1 Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement, the Schedules, the certificate delivered pursuant to Section 1.10(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing, except those of the Company which shall terminate upon the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this

Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

         11.2 Indemnification and Payment of Damages by Principal Sellers. The Principal Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Buyer Indemnified Persons") for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including reasonable costs of investigation and defense and reasonable attorneys' fees) whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                  (a) any Breach of any representation or warranty made by the Company or the Principal Sellers in this Agreement, the Disclosure Letter, or any other certificate or document delivered by the Company or the Principal Sellers pursuant to this Agreement;

                  (b) any Breach by the Company or any Seller of any covenant or obligation of the Company or such Seller in this Agreement;

                  (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

                  (d) any claim or action involving or relating to Clay Blehm (or any affiliate of Clay Blehm) and any of the Acquired Companies or Buyer relating to the period prior to Closing or the transactions contemplated by this Agreement;

                  (e) (i) any Taxes relating to any Tax Returns filed or required to be filed prior to the Closing Date in excess of the amount accrued on the Closing Balance Sheet; (ii) any professional fees and other costs associated with the audit or inquiry relating to Taxes for periods prior to the Closing Date in excess of the amount accrued on the Closing Balance Sheet specifically for such items; (iii) any liability of the Company for payroll taxes together with all interest, penalties, additions to tax and additional amounts with respect thereto, whether disputed or not on payments or forgiveness of debt to Clay Blehm in excess of amounts paid or accrued by the Company prior to the Closing Date; or

                  (f) Notwithstanding anything to the contrary herein, the Principal Sellers shall not be liable for any Damages to the Buyer Indemnified Parties for any breach of Section 2.4(b) hereof if such breach otherwise results in an adjustment through the EBITDA Reduction or an adjustment under Section 1.3.

         11.3 Indemnification and Payment of Damages by Non-Principal Sellers. Each Non-Principal Seller will indemnify and hold harmless the Buyer Indemnified Persons for, and will pay to the Buyer Indemnified Persons the amount of, any Damages arising, directly or indirectly, from or in connection with:

                  (a) any Breach of any representation or warranty made by such Seller in this Agreement; or

                  (b) any Breach by such Seller of any covenant or obligation of such Seller in this Agreement.

         11.4 Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless the Company and Sellers and their respective Representatives and affiliates, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions; or (d) as set forth in Section 7.2 hereof related to the Buyer Registration Statement.

         11.5 Time Limitations. If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation, other than those in Sections 2.3, 2.11, 2.13, 2.19 and 3.1, unless on or before February 1, 2006 Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Sections 2.3, 2.13, 2.19 or 3.1 may be made at any time; and a claim with respect to Section 2.11 may be made at any time until all tax liabilities of the Company are decided by final determination of the Internal Revenue Service, judicial decision or upon thirty
(30) days after the expiration of the statute of limitations, taking into account any waiver or extension of such applicable statute of limitation. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before February 1, 2006 Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

         11.6     Limitations on Amount--Sellers.

                  (a) The Principal Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause
(a) of Section 11.2 (i) until the total of all Damages with respect to such matters exceeds $3,000,000, and then only for the amount by which such Damages exceed $3,000,000 or (ii) to the extent the subject matter of the claim is covered by insurance, and such insurance proceeds have been actually received by the Buyer Indemnified Persons (net of any costs and expenses incurred in obtaining such insurance proceeds). If the Sellers pay the Buyer Indemnified Persons for a claim and subsequently insurance proceeds in respect of such claim are collected by the Buyer Indemnified Persons, then the Buyer Indemnified Persons shall remit the insurance proceeds to the Sellers. The Buyer Indemnified Persons shall use commercially reasonable efforts to obtain from any applicable insurance company any insurance proceeds in respect of any claim for which the Buyer Indemnified Persons seek indemnification under this Article XI.. Furthermore, any liability of the Principal Sellers hereunder (for indemnification or otherwise) shall terminate at such time as the aggregate amount of Damages paid to Buyer by the Principal Sellers equals $25,000,000.

However, this Section 11.6(a) will not apply to (I) any claim for Damages based on fraud or any intentional Breach by the Company or any Principal Seller of any covenant or obligation or (II) any claim under Sections 11.2(d) or 11.2(e), and the Company and the Principal Sellers will be jointly and severally liable for all Damages with respect thereto.

                  (b) Any liability of a Non-Principal Seller hereunder (for indemnification or otherwise) shall be limited so that the aggregate amount of Damages paid to Buyer by such Non-Principal Seller does not exceed the portion of the Purchase Price paid or payable to such Non-Principal Seller (with the value of any Buyer Stock received by such Non-Principal Seller equal to $17.46 per share).

         11.7 Limitations on Amount--Buyer. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) of Section 11.4 until the total of all Damages with respect to such matters exceeds $3,000,000, and then only for the amount by which such Damages exceed $3,000,000. However, this Section 11.7 will not apply to any Breach of any of Buyer's representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

         11.8 Right of Set-Off. Upon notice to Sellers' Representatives specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under this Article XI against amounts otherwise payable under this Agreement, including but not limited to, the Earnout Amounts. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

         11.9 Exclusive Remedy. After the Closing, the indemnities provided in this Article XI shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with the breach of any representation, warranty or agreement made by the parties in this Agreement; provided, however; that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement. Without limiting the generality of the preceding sentence, no legal action sounding in tort, statute or strict liability may be maintained by any party. Notwithstanding anything to the contrary in this Section 11.7, in the event of a fraudulent or willful breach of the representations, warranties, covenants or agreements contained herein by the Company or any Seller, the Buyer Indemnified Persons shall have all remedies available at law or in equity (including for tort) with respect thereto.

         11.10    Procedure for Indemnification--Third Party Claims.

                  (a) Promptly after receipt by an indemnified party under Sections 11.2, 11.3 or 11.4 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

                  (b) If any Proceeding referred to in Section 11.10(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this
Article XI for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent (such consent to not be unreasonably withheld) unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within thirty days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party. Notwithstanding the foregoing, notice of any claim made against the Company or the Sellers, other than those arising as result of a breach of the representations and warranties made in Article III shall be provided to the Sellers' Representatives, who shall have sole authority to respond to and compromise such claim in accordance with the foregoing provisions. Likewise, the Sellers' Representatives shall have the sole authority to seek indemnification from Buyer pursuant to this Article XI on behalf of the Sellers.

                  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

         11.11 Procedure for Indemnification--Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the party from whom indemnification is sought.

         11.12 Interpretation. The term "Damages" shall not include any consequential damages, claims for lost profits or punitive damages.

         11.13 No Environmental Contribution. The Buyer Indemnified Persons shall not be able to seek contribution from the Sellers under any requirements of or obligations imposed by any Environmental Laws and hereby waive all statutory rights against the Sellers under the Environmental Laws; provided, this shall not limit in any manner the right of the Buyer Indemnified Persons to seek and obtain indemnification pursuant to the other provisions of this Agreement.

                                  ARTICLE XII
                               GENERAL PROVISIONS

         12.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Notwithstanding the foregoing, in the event the Closing occurs, Sellers will bear the Company's portion of such expenses. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

         12.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller mutually determine, unless applicable Legal Requirements require otherwise. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing the Company and Sellers shall, and shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. The Company and Buyer will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

         12.3 Confidentiality. Between the date of this Agreement and the Closing Date, Buyer, the Company and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Acquired Companies to maintain in confidence, any written information obtained in confidence from another party or an Acquired

Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

         If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

         12.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or
(c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                  If to Buyer:             Quiksilver, Inc.
                                           15202 Graham Street
                                           Huntington Beach, CA 92649
                                           Attention: General Counsel
                                           Facsimile: (714) 889-4250

                  With Copy to:            Hewitt & O'Neil LLP
                                           19900 MacArthur Blvd., Suite 1050
                                           Irvine, CA 92612
                                           Attention: Paul A. Rowe
                                           Facsimile: (949) 798-0511

                  If to the Company:       DC Shoes, Inc.
                                           1333 Keystone Way, Unit A
                                           Vista, CA 92081
                                           Attention: General Counsel
                                           Facsimile: (760) 597-2500

                  With copy to:            Latham & Watkins LLP
                                           650 Town Center Drive, 20th Floor
                                           Costa Mesa, CA 92626
                                           Attention: Cary K. Hyden
                                           Facsimile: (714) 755-8290

                  If to the Sellers:       At the address for each such Seller
                                           shown on the signature page

                  To the Sellers'
                  Representatives:         1333 Keystone Way, Unit A
                                           Vista, CA 92081
                                           Facsimile: (760) 727-7623

         12.5     Dispute Resolution.

                  (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court sitting in the County of Orange, California, or Federal court of the United States of America, sitting in the County of Orange, California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Orange County court or, to the extent permitted by law, in such Federal court sitting in Orange County, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Orange County, State or Federal court and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Orange County, State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                  (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.5(b).

         12.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         12.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         12.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter (including the letter setting forth the indication of interest between Buyer and the Company dated February 18, 2004) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may be amended or modified in whole or in part at any time prior to the Closing Date by an agreement in writing among Buyer, the Company and the Sellers' Representative.

         12.9     Buyer's and Sellers' Schedules.

                  (a) The disclosures in the Disclosure Letter must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement, except to the extent that such other representation and warranty would reasonably be expected to be pertinent to the disclosures made.

                  (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Buyer's or Disclosure Letter (other than an exception expressly set forth as such in the applicable Buyer's or Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         12.10 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer provided that Buyer shall remain liable for all of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         12.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         12.13 Governing Law. This Agreement and all the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, will be governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws principles.

         12.14 Equitable Remedies. In addition to legal remedies, to the extent allowed pursuant to this Agreement or by law, in recognition of the fact that remedies at law may not be sufficient, the parties hereto (and their successors) shall be entitled to equitable remedies including, without limitation, specific performance and injunction.

         12.15 Effect of Amendment or Waiver. Each Seller acknowledges that by operation of Sections 5.10 and 12.8, the Sellers' Representatives will have the right and power to diminish or eliminate rights of such Sellers under this Agreement.

         12.16 Opportunity to Consult Counsel. Each Seller acknowledges that such Seller has had full and adequate opportunity to have this Agreement reviewed by such Seller's independent counsel and to discuss this Agreement with such counsel.

         12.17 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                            [Signature pages follow]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the date first written above.

                                    "BUYER"

                                    QUIKSILVER, INC., a Delaware corporation

                                    By:   /s/ Robert B. McKnight
                                          -------------------------------------
                                    Name: Robert B. McKnight
                                    Title: CEO

                                    "COMPANY"
                                    DC SHOES, INC., a California corporation


                                    By:   /s/ Brian Sellstrom
                                          -------------------------------------
                                          Brian Sellstrom
                                          Chief Executive Officer

"SELLERS"

/s/ Ken Block                             /s/ Damon Way
-----------------------------------       -------------------------------------
Kenneth Block                             Damon Way

(none)                                    /s/ Suzanne Way
-----------------------------------       -------------------------------------
Signature of Seller's Spouse              Signature of Seller's Spouse

Printed Name: Ken Block                   Printed Name: Damon Way

Address: 1650 Bella Laguna                Address: 1550 Surf Road
         Encinitas, CA  92024                      Encinitas, CA  92024

Shares:  2.6 million                      Shares: -0-

/s/ Daniel R. Way                         /s/ Colin McKay
-----------------------------------       -------------------------------------
Danny Way                                 Colin McKay

/s/ Kari Way                              (No Spouse)
-----------------------------------       -------------------------------------
Signature of Seller's Spouse              Signature of Seller's Spouse

Printed Name: Daniel R. Way               Printed Name: Colin McKay

Address: 441 Cole Ranch Road              Address: 7179 Pintail Dr.
         Encinitas, CA  92024                      Carlsbad, CA  92009

Shares: 500,000                           Shares: 300,000

The Damon Way Revocable Trust u/a         DC Shoes, Inc. Employee Share Trust
May 20 1999

By: /s/ Damon Way                         By: /s/ Ken Block
    -------------------------------           ---------------------------------
    Damon Way, Trustee
                                          Print Name: Ken Block

Address: 1550 Surf Road                   Title: Trustee
         Encinitas, CA  92024

Shares: 2.6 million                       Shares: 1.0 million

                                    EXHIBIT 1
                                   DEFINITIONS

         "2004 EARNOUT PERIOD"--the period beginning on November 1, 2003 and ending October 31, 2004.

         "2005 EARNOUT PERIOD"--the period beginning on November 1, 2004 and ending October 31, 2005.

         "2006 EARNOUT PERIOD"--the period beginning on November 1, 2005 and ending October 31, 2006.

         "2007 EARNOUT PERIOD"--the period beginning on November 1, 2006 and ending October 31, 2007.

         "ACQUIRED COMPANIES"--the Company and its Subsidiaries, collectively.

         "AGREEMENT"--as defined in the first paragraph of this Agreement.

         "APPLICABLE CONTRACT"--any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

         "ADJUSTED AUDITED EBITDA" --the Company's EBITDA as derived from the Audited Financial Statement adding back (i) any excess of total compensation expense for Kenneth Block and Damon Way (including salary, bonus and travel and entertainment expenses) over $1,400,000, and (ii) any (a) investment banking fees (estimated to be $75,000), (b) legal expenses relating to the Company's settlement with Clay Blehm or Internal Revenue Service audits and (c) any settlement payments to Clay Blehm, but only to the extent that such items in (i) and (ii) were deducted in arriving at the Company's EBITDA as derived from the Audited Financial Statements.

         "AUDITED FINANCIAL STATEMENTS" --the consolidated balance sheet of the Acquired Companies as at December 31, 2003, and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, together with the unqualified report thereon of Nation, Smith, Hermes and Diamond.

         "BALANCE SHEET"--as defined in Section 2.4.

         "BEST EFFORTS"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

         "BLEHM TAX BENEFIT" --any net tax benefit related to any settlement payments made to Clay Blehm.

         "BREACH"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be

                                  Exhibit 1-1
deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

         "BUYER"--as defined in the first paragraph of this Agreement.

         "BUYER MATERIAL ADVERSE EFFECT"--any change, event or effect that is materially adverse to the business, properties, financial condition or results of operations of the Buyer or any of its Subsidiaries, taken as a whole, except, in each case, for any such change, event or effect resulting from or arising out of the execution or public announcement of this Agreement and the transactions contemplated hereby.

         "BUYER'S SCHEDULE"--the schedule delivered by Buyer to the Company and Sellers concurrently with the execution and delivery of this Agreement.

         "BUYER STOCK"--the Common Stock of Buyer.

         "CASH PAYMENT"--as defined in Section 1.2.

         "CLOSING"--as defined in Section 1.7.

         "CLOSING BALANCE SHEET" --as defined in Section 1.3.

         "CLOSING DATE"--the date and time as of which the Closing actually takes place.

         "CLOSING WORKING CAPITAL"--the Working Capital as of the Closing less
(i) the Funded Debt as of the Closing and (ii) one-half (1/2) of any net tax benefit to the Company related to the Employee Trust (assuming such tax benefit is included in Working Capital as of the Closing); provided, that if such tax benefit is not included in Closing Working Capital, then one-half (1/2) of any such tax benefit shall be added to Working Capital to determine Closing Working Capital.

         "COMPANY"--as defined in the first paragraph of this Agreement.

         "COMPANY GAAP" --GAAP, applied on a basis consistent with the basis on which the Financial Statements and the other financial statements referred to in
Section 2.4 were prepared, provided that they were prepared in accordance with GAAP.

         "COMPANY MATERIAL ADVERSE EFFECT"--any change, event or effect that is materially adverse to the business, properties, financial condition or results of operations of the Company or the Acquired Companies, taken as a whole, except, for any such change, event or effect resulting from or arising out of the execution or public announcement of this Agreement and the transactions contemplated hereby.

         "CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

                                  Exhibit 1-2

         "CONTEMPLATED TRANSACTIONS"--all of the transactions contemplated by this Agreement, including:

         (a) the sale of the Shares by Sellers to Buyer and the sale of the Buyer Stock to Sellers;

         (b) the execution, delivery, and performance of the Employment Agreements, the Noncompetition Agreements and the Sellers' Releases;

         (c) the performance by Buyer, the Company and Sellers of their respective covenants and obligations under this Agreement; and

         (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Acquired Companies.

         "CONTRACT"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "DAMAGES"--as defined in Section 10.2.

         "EARNOUT AMOUNT"--the amount of the Purchase Price to be paid to the Sellers after closing in accordance with Sections 1.4 and 1.5

         "EARNOUT PERIODS"--the 2004 Earnout Period, 2005 Earnout Period, 2006 Earnout Period and the 2007 Earnout Period.

         "EBITDA"--shall mean the Company's net income before provision for income tax, interest, depreciation and amortization as reflected on the Company's books and determined in accordance with GAAP.

         "EBITDA REDUCTION" --the amount determined as follows:

         (a) If the Adjusted Audited EBITDA is at least $10,300,000, the EBITDA Reduction would be zero.

         (b) If the Adjusted Audited EBITDA is at least $9,800,000 but less than $10,300,000, the EBITDA Reduction would be the product of (i) $10,300,000 less the Adjusted Audited EBITDA, times (ii) 9.

         (c) If the Adjusted Audited EBITDA is at least $9,400,000 but less than $9,800,000, the EBITDA Reduction would be the sum of (i) $4,500,000 plus
(ii) the product of (A) $9,800,000 less the Adjusted Audited EBITDA, times (B) 4.5.

         (d) If the Adjusted Audited EBITDA is less than $9,400,000, the EBITDA Reduction would be $6,300,000.

                                  Exhibit 1-3

         "EBITDA TARGET LEVEL"--the target level provided in Exhibit 1.4(a) used to determine whether Sellers are paid an Earnout Amount based on the Company's EBITDA during a certain Earnout Period.

         "EMPLOYEE TRUST" --DC Shoes, Inc. Employee Share Trust entered into on November 21, 2000, as amended.

         "EMPLOYMENT AGREEMENTS"--as defined in Section 1.4(a)(iii).

         "ENCUMBRANCE"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "ENVIRONMENT"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law.

         "ENVIRONMENTAL LAW"--any Legal Requirement designed to minimize, prevent, punish or remedy the consequences of actions that damage or threaten the Environment or public health and safety.

         "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "ERISA AFFILIATE"--any person that, together with the Company, would be treated as a single employer under IRC Section 414.

         "EXCHANGE ACT"--the Securities Exchange Act of 1934 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "FACILITIES"--any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

         "FUNDED DEBT"--the amount by which (i) the total of any long-term indebtedness (including the current portion of the Term Loan Balance and excluding the Line of Credit Balance), any indebtedness to any Seller, a Related Person thereof or Clay Blehm or Related Person thereof, and any indebtedness of the Company related to professional fees, including legal, accounting and investor advisor fees, associated with the Contemplated Transactions exceeds
(ii) the Term Loan Balance.

                                  Exhibit 1-4

         "GAAP"--generally accepted United States accounting principles, applied on a consistent basis.

         "GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY"--any:

         (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

         (b) federal, state, local, municipal, foreign, or other government;

         (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

         (d)      multi-national organization or body; or

         (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "HISTORICAL AVERAGE WORKING CAPITAL"--the average of the Working Capital at the end of each calendar month for the twelve month period ended December 31, 2003.

         "HSR ACT"--as defined in Section 5.4.

         "INITIAL PURCHASE PRICE"--as defined in Section 1.2.

         "INTELLECTUAL PROPERTY ASSETS"--as defined in Section 2.22.

         "INTERIM BALANCE SHEET"--as defined in Section 2.4.

         "IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "KNOWLEDGE"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

         (a) such individual is actually aware of such fact or other matter; or

         (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

                                  Exhibit 1-5

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "LEGAL REQUIREMENT"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "LINE OF CREDIT BALANCE" --all amounts owed by the Company under the Merrill Lynch Line of Credit as of the Closing Date.

         "NONCOMPETITION AGREEMENTS"--as defined in Section 1.8(a)(iv).

         "NON-PRINCIPAL SELLERS"-- Sellers other than Principal Sellers.

         "OCCUPATIONAL SAFETY AND HEALTH LAW"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "ORDER"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "ORGANIZATIONAL DOCUMENTS"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         "PARTICIPATING PERCENTAGE"--the percentage of the issued and outstanding shares of capital stock of the Company immediately prior to the Closing which are held by such Person and which are sold to Buyer under the Agreement.

         "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "PLAN"--as defined in Section 2.13.

         "PRINCIPAL SELLERS"--Kenneth Block, Damon Way and The Damon Way Revocable Trust u/a May 20, 1999.

                                  Exhibit 1-6

         "PROCEEDING"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PURCHASE PRICE"--as defined in Section 1.2

         "RELATED PERSON"--with respect to a particular individual:

         (a)      each other member of such individual's Family;

         (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

         (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

         (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

         (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

         (b)      any Person that holds a Material Interest in such specified
Person;

         (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

         (d)      any Person in which such specified Person holds a Material
Interest;

         (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

         (f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and
(b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

                                  Exhibit 1-7

         "REPRESENTATIVE"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "SALES"--used in determining whether or not a Sales Target Level has been achieved, the Company's net sales as determined under GAAP.

         "SALES TARGET LEVEL"--the target level provided in Exhibit 1.4(a) used to determine whether Sellers are paid an Earnout Amount based on the Company's Sales during a certain Earnout Period.

         "SECURITIES ACT"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "SELLERS"--as defined in the first paragraph of this Agreement.

         "SELLERS' RELEASES"--as defined in Section 1.8(a)(ii).

         "DISCLOSURE LETTER"--the schedule delivered by the Company and Sellers to Buyer concurrently with the execution and delivery of this Agreement.

         "SHARES"--as defined in the Recitals of this Agreement.

         "STOCK PAYMENT"--that number of shares of Buyer Stock determined as follows: (a) $30,000,000 minus (i) the EBITDA Reduction and (ii) the Term Loan Balance, divided by (b) $17.46.

         "SUBSIDIARY"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

         "TARGET LEVEL"--the EBITDA Target Level or the Sales Target Level, as the case may be.

         "TAX" or "TAXES" --any federal, state, local, foreign income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs, duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever, together with all interest, penalties, additions to tax and additional amounts with respect thereto, whether disputed or not.

         "TAX RETURN"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required

                                  Exhibit 1-8
to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "TERM LOAN BALANCE" --all amounts owed by the Company under the Merrill Lynch Term Loan as of the Closing Date.

         "THREATENED"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

         "WORKING CAPITAL"--means the following, determined in accordance with
GAAP: (i) total consolidated current assets of the Company, excluding any Blehm Tax Benefit, less (ii) total consolidated current liabilities of the Company, excluding (a) any portion of the Term Loan Balance, (b) any indebtedness of the Company to any Seller or a Related Person thereof, (c) any indebtedness of the Company related to professional fees, including legal, accounting and investor advisor fees, associated with the Contemplated Transactions, and (d) any Blehm Tax Benefit.

                                  Exhibit 1-9